Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A
(2)	Aggregate number of securities to which the transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

April 8, 2019

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. (the "Annual Meeting"), which will be held at the registered office of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Monday, May 20, 2019, at 9:00 a.m. Central European Time. The accompanying materials provide details regarding admission to the Annual Meeting as well as the business to be conducted at the meeting.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend in person. If you are a shareholder of record (that is, you hold your shares in your name as a holder of record with our transfer agent), you may authorize your proxy by the Internet, by telephone or by mail as described in the accompanying materials. If you hold your shares through a bank or broker, please follow the voting instructions you receive from your bank or broker. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Thank you for your support of and interest in Altisource Portfolio Solutions S.A.

Sincerely,

William B. Shepro

Chief Executive Officer and Director

40, avenue Monterey, L-2163 Luxembourg, +352 2469 7900

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

PROXY STATEMENT

PAGE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2019	4
ANNUAL MEETING OF SHAREHOLDERS	6
PROPOSAL ONE: ELECTION OF DIRECTORS	9
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	12
BOARD OF DIRECTORS COMPENSATION	20
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
COMPENSATION DISCUSSION AND ANALYSIS	28
COMPENSATION COMMITTEE REPORT	50
EXECUTIVE COMPENSATION	51
PROPOSAL TWO: APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM AND CERTIFIED AUDITOR	63
REPORT OF THE AUDIT COMMITTEE	64
EXTERNAL AUDITOR FEES	65
PROPOSAL THREE: APPROVAL OF THE COMPANY'S 2018 LUXEMBOURG STATUTORY ACCOUNTS	67
PROPOSAL FOUR: RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS AND RECEIPT OF THE SUPERVISORY AUDITOR'S REPORT FOR THE LUXEMBOURG ANNUAL ACCOUNTS	68
PROPOSAL FIVE: ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS	69
PROPOSAL SIX: DISCHARGE OF THE DIRECTORS AND THE SUPERVISORY AUDITOR	70
PROPOSAL SEVEN: RATIFICATION OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION	71
PROPOSAL EIGHT: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")	72
BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	73
SHAREHOLDER PROPOSALS AND ANNUAL REPORTS	76
OTHER MATTERS	77

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
40, avenue Monterey
L-2163 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2019

NOTICE

Our Annual Meeting of Shareholders ("Annual Meeting") will be held:

Date:	Monday, May 20, 2019
Time:	9:00 a.m. Central European Time
Location:	Altisource Portfolio Solutions S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg

PURPOSE

  •
  To elect four (4) Directors until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

  •
  To approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2019 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d'Entreprises) for the same period;

  •
  To approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2018 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2018;

  •
  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2018 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period;

  •
  To allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2018;

  •
  To discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2018 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period;

  •
  To ratify changes to non-management Directors' compensation;

  •
  To approve, on an advisory (non-binding) basis, the compensation of Altisource's named executive officers as disclosed in the proxy statement ("Say-on-Pay"); and

  •
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

PROCEDURES

  •
  Our Board of Directors has fixed March 22, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

  •
  Only shareholders as of the close of business on the record date will be able to vote at the Annual Meeting. In order to be admitted to the meeting, each shareholder will be asked to present proof of share ownership as of the record date and valid government-issued photo identification. If your shares are held in "street name" by a bank or broker, you will also need to obtain a "legal proxy" from the holder of record to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend the Annual Meeting.

  •
  The proxy statement for our Annual Meeting and our annual report to shareholders on Form 10-K for the year ended December 31, 2018 are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In accordance with Securities and Exchange Commission ("SEC") rules, you may also access our proxy statement and annual report at http://www.proxyvote.com, a website that does not identify or track visitors to the site, by entering the Control Number found on your Notice and Access Card, your proxy card or your email notification, as applicable.

  •
  Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the NASDAQ listing standards, we have established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

  •
  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts, the report of the certified auditor (Réviseur d'Entreprises) for the Consolidated Accounts and the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts will be available for inspection at our registered office from May 6, 2019 until the conclusion of the Annual Meeting. Beginning May 6, 2019, copies will also be available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

By Order of the Board of Directors,

Kevin J. Wilcox Corporate Secretary
April 8, 2019 Luxembourg City, Grand Duchy of Luxembourg

Altisource Portfolio Solutions S.A. Proxy Statement Annual Meeting of Shareholders

General Information

We have made this proxy statement available to you on or about April 8, 2019 as a holder of common stock of Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") because our Board of Directors is soliciting your proxy to be used at our Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting will be held at our registered office located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Monday, May 20, 2019, at 9:00 a.m. Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

Internet Availability of Proxy Materials

Consistent with historical practice, we are using the "Notice and Access" method of furnishing proxy materials to our beneficial shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we reduce the environmental impact of the meeting and save costs. On April 8, 2019, we commenced mailing Notices of Internet Availability of Proxy Materials (the "Notices") to participating shareholders. The Notice contains instructions about how to access our proxy materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will receive an email with links to the online proxy materials. If you previously requested to receive paper copies of the proxy materials by mail, you will receive the proxy materials by mail until you elect otherwise.

Shareholders of record will receive a paper copy of the proxy materials by mail except to the extent they previously requested delivery of proxy materials electronically. The proxy card included with the proxy materials contains instructions on how to request electronic delivery of future proxy materials.

Who May Vote

You are entitled to vote at the Annual Meeting, and any adjournment or postponement thereof, if you are a holder of our common stock at the close of business on March 22, 2019. At the close of business on March 22, 2019, there were 16,308,607 shares of common stock issued, outstanding and able to be voted, and there was no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented for a vote.

Voting Procedures

If you are a shareholder of record, which means you hold your shares through an account with our transfer agent, American Stock Transfer & Trust Company, LLC, you may vote by one of the following three options before the Annual Meeting:

  •
  Over the Internet, at http://www.proxyvote.com, by following the instructions on your proxy card or the instructions that you received by email;

  •
  By telephone; or

  •
  By completing, dating, signing and returning a proxy card by mail.

If you are a beneficial holder, meaning you hold your shares in "street name" through an account with a bank or broker, please follow the voting directions on the voting instruction form that your bank or broker provides to you. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you plan to vote over the Internet or by telephone, your voting instructions must be received no later than 9:59 p.m. Central European Time (3:59 p.m. Eastern Time) on May 19, 2019 in order to allow sufficient time to tabulate the votes prior to the start of the meeting.

Shareholders may also vote in person at the Annual Meeting. All shareholders must present valid government-issued photo identification to vote at the meeting. If your shares are held by a bank or broker, you must also obtain and present a "legal proxy" from the holder of record to vote at the meeting. For specific instructions, please refer to the proxy card, Notice or email notification you receive.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting in one of the manners available to you so that your vote will be counted if you later are unable to attend the Annual Meeting.

How a Proxy Works

If you properly submit your proxy to Altisource and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to "broker non-votes," if no contrary instructions are given, each proxy received will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" each of the other proposals identified in the agenda for the Annual Meeting; and with regard to any other business that properly comes before the Annual Meeting, each proxy will be voted in accordance with the discretion of the persons appointed as proxies.

If the shares you own are held by a bank or broker and you do not provide specific voting instructions to your bank or broker on a "non-routine" item as defined by the New York Stock Exchange, the bank or broker will be prohibited from voting your shares. This is commonly referred to as a "broker non-vote." All of our proposals other than the proposals related to the appointment of our independent registered certified public accounting firm and certified auditor and our Luxembourg Annual Accounts are expected to be "non-routine" proposals; therefore, if you do not instruct your bank or broker how to vote your shares with respect to non-routine proposals, your shares will not be voted.

How to Revoke a Proxy

Your proxies may be used only at the Annual Meeting and any adjournment or postponement thereof, and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  delivering written notice to our Corporate Secretary at the following address prior to the Annual Meeting:

      Kevin J. Wilcox, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      40, avenue Monterey
      L-2163 Luxembourg City
      Grand Duchy of Luxembourg;

  •
  submitting a properly executed proxy bearing a later date prior to the Annual Meeting; or

  •
  appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

Quorum and Voting Information

Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the NASDAQ listing standards, the Company has established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the four (4) nominees for Director will be elected as Directors of Altisource at the Annual Meeting so long as the votes cast in favor of each such person exceed the votes cast against such person. You may vote for, against or abstain from voting for one (1) or more nominees for Director.

The following Annual Meeting proposals will be approved if the votes cast in favor of the action exceed the votes cast against the action: the proposal to approve the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") to be our independent registered certified public accounting firm for the year ending December 31, 2019 and Atwell S.à r.l. ("Atwell") to be our certified auditor (Réviseur d'Entreprises) for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve the Luxembourg Statutory Accounts as of and for the year ended December 31, 2018; the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2018 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2018; the proposal to approve the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates during the year ended December 31, 2018 and of the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; the proposal to ratify changes to non-management Directors' compensation; the advisory vote to approve the compensation of Altisource's named executive officers as disclosed in the Proxy Statement ("Say-on-Pay"); and any other matter properly submitted for your consideration at the Annual Meeting. While our Board of Directors intends to carefully consider the shareholder votes resulting from the Say-on-Pay proposal, the final vote will not be binding on us and is advisory in nature.

Any other matter properly submitted for your consideration will be approved with such vote as required by Luxembourg law. Abstentions will not be counted in determining the votes cast in connection with the proposals in the agenda of the Annual Meeting.

Proposal One: Election of Directors

Our Articles of Incorporation provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members, with the exact number to be decided by our shareholders.

We are proposing the four (4) nominees listed below for election as Directors at the Annual Meeting until the next annual meeting of shareholders or until their respective successors have been elected and qualified and subject to their earlier death, resignation or removal.

On March 25, 2019 and March 26, 2019, W. Michael Linn and Timo Vättö, respectively, informed the Company that they will not stand for re-election as Directors at the Annual Meeting. There are no disagreements between Messrs. Vättö and Linn and the Company regarding any matter relating to the Company's operations, policies or practices.

With Altisource simplifying its business model (including exiting certain businesses) and reducing costs to improve margins and better align its cost structure with anticipated revenues through our Project Catalyst restructuring plan, the Board of Directors determined that it is an appropriate time and in the best interests of the Company and our shareholders to transition to a smaller Board and not nominate any additional persons as Directors at this time.

All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place, unless the Board of Directors chooses to reduce the number of Directors serving on the Board. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

The following table sets forth certain information concerning each of our nominees for Director:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nomination/ Governance Committee
Scott E. Burg	40	2018			X(2)		X(2)
Joseph L. Morettini	66	2017		X	X(3)	X
Roland Müller-Ineichen	58	2009		X(4)	X	X	X(3)
William B. Shepro	50	2009	X
(1)
As of March 22, 2019
(2)
Committee member effective November 12, 2018
(3)
Committee member effective August 29, 2018
(4)
Committee Chairman for 2018

If our nominees for Director are elected, we believe that the proposed Board composition will be well-balanced in terms of length of Director tenure between more experienced Directors (Messrs. Müller-Ineichen and Shepro were appointed in July 2009) and newly appointed Directors (Messrs. Morettini and Burg were appointed in May 2017 and September 2018, respectively), while also providing the opportunity to refresh the composition and leadership of the Board and certain Committees, including the Compensation Committee, of which Mr. Vättö is currently the Chairman, and the Nomination/Governance Committee and Compliance Committee, of which Mr. Linn is currently the Chairman.

The principal occupation for the last five (5) years and additional biographical information of each nominee for Director are set forth below. All nominees for Director bring a wealth of leadership experience derived from their service in executive and managerial roles as well as their board experience.

Scott E. Burg.    Mr. Burg was appointed to the Board of Directors of Altisource in September 2018. Mr. Burg is the Chief Investment Officer and a Managing Partner of Deer Park Road Management Company, LP ("Deer Park"), an investment management company, where he is responsible for the firm's portfolios and portfolio risk management. Prior to joining Deer Park in August 2010, Mr. Burg was a Principal at General Capital Partners, where he advised middle-market companies in distressed situations. Mr. Burg also worked at Pursuit Partners, a $550 million fixed-income hedge fund, where he analyzed residential mortgage-backed securities, and he founded The Murray Hill IPS (later Clayton IPS; now MountainView IPS), a world-wide leader in the valuation of difficult-to-price assets. Mr. Burg holds a Bachelor of Science from the University of Colorado and a Master of Business Administration from the University of Denver's Daniels College of Business.

As Chief Investment Officer and Managing Partner of Deer Park, Mr. Burg has financial expertise and deep experience in business advisory services and asset management, including real estate and mortgage-related investments, that makes him financially literate and qualifies him as a financial expert as defined by NASDAQ listing standards and SEC rules. Deer Park's position as an investor in the Company has provided Mr. Burg with a thorough understanding of our business and unique insight into the interests of our long-term investors.

Joseph L. Morettini.    Mr. Morettini was appointed to the Board of Directors of Altisource in May 2017. Mr. Morettini served as Partner of Deloitte & Touche LLP ("Deloitte") from 1989 until his retirement in 2015, and in various positions with Deloitte from 1984 to 1989. During his tenure at Deloitte, his client responsibilities included companies in the financial services and mortgage servicing industries in addition to various public companies from small market capitalization to large market capitalization, and he was the external audit partner assigned to Altisource from August 2009 to February 2014. Mr. Morettini also served on the Board of Directors and as Audit Committee Chairman of TechBridge, an Atlanta, Georgia based nonprofit organization, from 2003 to 2005. Mr. Morettini holds a Bachelor of Arts in Liberal Arts and Sciences from the University of Illinois and a Master of Accountancy from Western Illinois University. Mr. Morettini is a Certified Public Accountant.

Mr. Morettini's extensive experience with large financial institutions and public corporations in the financial services and mortgage servicing industries and his over thirty years of experience with Deloitte provide the Board of Directors with valuable insight from an accounting and audit perspective. Mr. Morettini is financially literate and qualifies as a financial expert as defined by NASDAQ listing standards and SEC rules.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009. He also serves on the Board of Directors of Bank Arner SA, a provider of private banking services based in Lugano, Switzerland; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citigroup that provides private banking services to High Net Worth individuals; of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance, trading and corporate banking services; and of Habib Bank AG Zurich, a provider of corporate, personal, private, and correspondent banking products based in Zurich. In addition, from May 2010 to September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international Banks, Security Dealers and Fund Management Companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior

Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as defined by NASDAQ listing standards and SEC rules. Through his nine plus years of service on our Board of Directors, Mr. Müller-Ineichen has developed a thorough understanding of our business and industry.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen Financial Corporation ("Ocwen"). From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro also serves on the Boards of certain of Altisource's subsidiaries and Lenders One, a national alliance of mortgage bankers managed by a subsidiary of Altisource. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctor from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provide the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the financial technology and residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic, industry and operational insights.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

Board of Directors and Corporate Governance

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing the Company's business and representing the interests of the Company and its shareholders. Directors generally attend all meetings of the Board of Directors and all meetings of Committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors met twenty (20) times in 2018. During 2018, each of our Directors attended 100% of the Board meetings and meetings of the Committees on which they served, in each case during their period of service.

Although we do not have a formal policy regarding Director attendance at our annual meetings of shareholders, our Directors generally attend. All of the then-incumbent members of our Board of Directors attended our 2018 annual meeting of shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Directors must qualify as independent Directors under NASDAQ listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that the Company has with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NASDAQ and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Management," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Please see "Minimum Stock Ownership Requirements" under the Board of Directors Compensation section for additional information.

The Board of Directors has determined that all of our current Directors other than Mr. Shepro are independent under NASDAQ listing standards. Mr. Shepro is deemed not to be independent because he serves as the Chief Executive Officer of Altisource.

Executive Sessions of Independent Directors

Our Independent Directors met in executive session of the Board of Directors without management four (4) times in 2018.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board may appoint a lead independent director unless the Chairman of the Board is an independent director. Mr. Vättö, an independent Director, is the Chairman and, as a result, we do not currently have a lead independent director. If our nominees for Director are elected, the Board would assess what would be the most appropriate leadership structure, including which Director nominee should serve as Chairman and whether it would be in the best interests of the Company and our shareholders to appoint a lead independent director.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. Except as otherwise required by applicable laws or rules, the Committees' responsibilities and procedures are designed to remain flexible, so that they may be in a position to best react or respond to changing circumstances or conditions. A brief description of each committee is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm and certified auditor; provides assistance to our Board of Directors with respect to matters involving the accounting, auditing, financial reporting and internal control functions; establishes procedures for the receipt, retention and treatment of complaints received by the Company relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters; reviews and approves transactions in which a "Related Person" (as defined by SEC Regulation S-K in accordance with the Company's Related Person Transactions Policy) has a material interest; reviews the scope and results of the annual audit conducted by the independent registered certified public accounting firm, including any significant matters regarding internal controls over financial reporting; and reviews the Company's internal audit plan, internal audit budget and enterprise risk assessment. The Audit Committee is also empowered to retain, at the Company's expense, such independent counsel or other advisors as it deems necessary in connection with its responsibilities.

The members of the Audit Committee for 2018 were Messrs. Müller-Ineichen, Linn, Morettini and Vättö, with Mr. Müller-Ineichen serving as the Chairman. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NASDAQ listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual's financial sophistication within the meaning of NASDAQ listing standards and qualify as audit committee financial experts as that term is defined in SEC rules. Pursuant to the Company's Corporate Governance Guidelines, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews its charter and presents any recommendations for amendments to the Board. The Audit Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Audit Committee in January 2019. The Audit Committee met eleven (11) times in 2018. The Audit Committee met in executive session with both the Company's internal and external auditors five (5) times, solely with the Company's internal auditors one (1) time and solely with the Company's external auditors five (5) times in 2018.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for compensation and other human resources matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and the Chief Administration and Risk Officer (except as it relates to their own compensation) and subsequently approves all executive compensation programs, any severance or termination arrangements applicable to executive officers and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof. The Compensation Committee is responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee has the authority to administer awards under our 2009 Equity Incentive Plan, as amended and restated (the "2009 Equity Incentive Plan").

The Compensation Committee may request that any of our Directors, executive officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company's expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the NASDAQ listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant. Based on its consideration of the various factors as set forth in SEC rules and NASDAQ listing standards, the Compensation Committee determined that its compensation consultant Exequity LLP ("Exequity") is independent and that the engagement of Exequity by the Company raises no conflict of interest. In 2018, our Compensation Committee engaged Exequity to conduct a peer group analysis, review the compensation levels for Directors and executive officers and review the design of awards granted pursuant to our Long-Term Incentive Plan for our executive officers and other key employees. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information.

The members of the Compensation Committee during 2018 were Messrs. Vättö, Burg, Morettini, Müller-Ineichen and Orin S. Kramer, with Mr. Vättö serving as the Chairman. Mr. Kramer resigned as a member of the Compensation Committee effective August 23, 2018, upon his resignation from the Board.

Each member of the Compensation Committee is independent as defined by NASDAQ listing standards, as revised in 2013. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We believe that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews its charter and presents any recommendations for amendments to the Board. The Compensation Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compensation Committee in January 2019. The Compensation Committee met eight (8) times in 2018.

Compensation Committee Interlocks and Insider Participation.    No current member of the Compensation Committee has ever been an officer or employee of the Company, and no member has nor has ever had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2018 fiscal year.

Compliance Committee.    The Compliance Committee of our Board of Directors provides assistance to the Board with the development, monitoring and evaluation of the Company's compliance function, including its compliance management system, and the Company's compliance with applicable laws, rules and regulations governing its businesses. The Compliance Committee performs such other duties as may be prescribed pursuant to its charter. The members of the Compliance Committee for 2018 were Messrs. Linn, Kramer, Morettini and Müller-Ineichen, with Mr. Linn serving as the Chairman. Mr. Kramer resigned as a member of the Compliance Committee effective August 23, 2018. Each member of the Compliance Committee is independent as defined by NASDAQ listing standards.

Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compliance Committee reviews its charter and presents any recommendations for amendments to the Board. The Compliance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compliance Committee in January 2019. The Compliance Committee met four (4) times in 2018.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors, advises our Board of Directors with respect to Board of Directors composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance guidelines and oversees the evaluation of our Board of Directors. The Nomination/Governance Committee may retain, at the Company's expense, such independent counsel or other advisors as it deems necessary.

The members of the Nomination/Governance Committee during 2018 were Messrs. Linn, Burg, Kramer, Müller-Ineichen and Vättö, with Mr. Linn serving as the Chairman. Mr. Kramer resigned as a member of the Nomination/Governance Committee effective August 23, 2018. Each member of the Nomination/Governance Committee is independent as defined by NASDAQ listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews its charter and presents any recommendations for amendments to the Board. The Nomination/Governance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Nomination/Governance Committee in January 2019. The Nomination/Governance Committee met six (6) times in 2018.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

When recommending nominees to the Board, the Nomination/Governance Committee considers candidates based on merit, against objective criteria relating to the candidate's knowledge, experience, skills and expertise, with due regard for the benefits of diversity on the Board. In considering diversity, the Nomination/Governance Committee considers differences that relate to gender, age, ethnicity, race, national origin, cultural background, disability, religion and sexual orientation. The Nomination/Governance Committee assesses the effectiveness of our Board Diversity policy as part of its annual review of Board composition and considers the results of this assessment when evaluating director nominees. Our Board Diversity Policy is available on our website at www.altisource.com and is available in print to any shareholder who requests it.

In evaluating a particular candidate, the Nomination/Governance Committee will also consider factors other than the candidate's qualifications and background, including (i) the current composition of the Board of Directors and the interplay of the candidate's experience with the background of other members of our Board of Directors, (ii) whether the candidate meets the independence standards set forth under applicable laws, regulations and Nasdaq listing standards, (iii) the balance of management and independent Directors, (iv) the need for Audit Committee expertise and (v) the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines whether the candidates will be nominated and presented to the shareholders for election, after considering the recommendation and report of the Nomination/Governance Committee.

The Nomination/Governance Committee considers director candidates recommended by shareholders. If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other candidate. You should provide each proposed nominee's name, biographical data, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Any recommendation that a shareholder desires to have included in our proxy materials for consideration at our 2020 annual meeting of shareholders must be received at our registered office no later than December 2, 2019. Please see the "Shareholder Rights" and "Shareholder Proposals" sections for additional information regarding shareholder proposals.

On July 24, 2018, following the recommendation of the Nomination/Governance Committee, the Board of Directors nominated Mr. Scott E. Burg for election to the Board of Directors. In nominating Mr. Burg to serve on our Board, the Board considered the value that he would add due to his relevant experience and understanding of our business and industries. On September 25, 2018, Mr. Burg was elected to the Board by our shareholders at a special meeting of shareholders. With the addition of Mr. Burg, together with Mr. Morettini, who was elected in 2017, our Board's composition reflects a balanced approach to Director tenure, allowing the Board to benefit from the experience of longer-serving Directors combined with fresh perspectives from newer Directors.

Our Nomination/Governance Committee continues to consider the composition and diversity of our Board and at a future date may propose changes to the composition of the Board including the election of one or more additional director candidates in order to complement the qualifications and experience of our existing Board members, and to enhance the diversity of our Board composition.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board and to otherwise assist the Board in handling matters that, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board. The members of the Executive Committee during 2018 were Messrs. Vättö and Shepro, with Mr. Vättö serving as the Chairman.

Our Executive Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Board of Directors reviews and approves the charter. The Executive Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter, except to the extent the Executive Committee has not taken any action during the year. The charter was last reviewed by the Board of Directors in January 2019. The Executive Committee took action pursuant to written consent two (2) times in 2018.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for effective corporate governance and to promote the effective functioning of the Board and its Committees. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, minimum stock ownership requirements for our non-management Directors and Chief Executive Officer, anti-hedging and anti-pledging policies, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance reviews of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to the Corporate Governance Guidelines to our Board of Directors. Our Corporate Governance Guidelines were last reviewed by the Nomination/Governance Committee in January 2019. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shareholder Rights

We are committed to governance policies and practices that serve the interests of the Company and its shareholders in accordance with Luxembourg law. The following is a summary of our policies and practices that provide rights to our shareholders:

  •
  Majority Voting:  Directors are elected by the majority of votes cast.
  •
  Annual Elections:  All Directors are elected annually. Altisource does not have a staggered board.
  •
  Shareholder Proposals:  Shareholders representing individually or jointly at least ten percent (10%) of the Company's share capital may nominate candidates for election to the Altisource Board and make other proposals for inclusion in the proxy statement, subject to completing certain formalities. Please see the "Shareholder Proposals" section for additional information.
  •
  Special Meetings:  A special meeting of shareholders may be called at any time by the holders of at least ten percent (10%) of the outstanding stock entitled to be voted at such meeting.
  •
  No Shareholder Rights Plan:  Altisource does not maintain a shareholder rights plan (sometimes called a "poison pill").

The Board of Directors and its Committees monitor developments in governance best practices to assure that it continues to meet its commitment to represent shareholder interests.

Shareholder Engagement

Engagement with our shareholders helps us gain useful feedback on a wide variety of topics, including corporate governance, compensation practices, Board diversity, capital structure, business performance and the operation of the Company. This feedback is shared regularly with the Company's management and the Board, and may be considered in setting the governance practices and strategic direction for the Company. Shareholder feedback may also help us to better tailor the public information we provide to address the interests and inquiries of our shareholders and other interested parties.

Altisource from time to time interacts and communicates with shareholders in a number of forums, including quarterly earnings presentations, SEC filings, investor conferences and meetings and press releases. In furtherance of the Company's commitment to constructive communication and engagement with shareholders, in November 2018 the Board of Directors adopted a policy regarding communications by shareholders and other interested parties with the Board of Directors designed to promote effective engagement with shareholders and clearly outline the parameters for such engagement.

Shareholder feedback is thoughtfully considered and has contributed to modifications in our governance practices and disclosures. At the 2017 annual meeting of shareholders, the Board recommended an annual Say-on-Pay vote after considering feedback from shareholders and that an annual Say-on-Pay vote enables our shareholders to provide timely input on executive compensation matters. In February 2018, in line with the Board's longstanding view and based in part on shareholder encouragement, we amended our Board Diversity Policy to further emphasize our commitment to diversity, and disclosed this policy on our website. In addition, the Nomination/Governance Committee has taken steps to establish a more diverse pool of director candidates as part of its ongoing succession planning process.

Shareholders who wish to contact our Board of Directors or any individual Director regarding Altisource may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg or by email to the Office of the Corporate Secretary at corporate.secretary@altisource.lu. Relevant communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by NASDAQ listing standards. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. On an annual basis, the Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers were last reviewed by the Board of Directors in January 2019. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or NASDAQ listing standards, must be approved by our Board of Directors or the Audit Committee and will be posted on our website at www.altisource.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and its Committees play a key role in the oversight of the Company's risk management.

Through regular reviews with management and internal and external auditors, the Board of Directors and the Audit Committee monitor Altisource's enterprise risks, including credit risk, liquidity risk, operational risk and legal and regulatory risk. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and, in conjunction with management, considers whether accounting and financial controls are aligned with business risks. In its periodic meetings with the external auditors, the Audit Committee reviews the external audit scope, the external auditors' responsibilities and independence under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications.

On an annual basis, the Board of Directors and the Audit Committee perform an enterprise risk assessment with management to review the principal risks and monitor the steps management is taking to map and mitigate these risks. This enterprise risk assessment includes operational, financial, legal and regulatory compliance, reputational, technology, privacy, data security (including cybersecurity), strategic and other risks that could adversely affect our business.

The Board of Directors and the Compliance Committee monitor Altisource's overall compliance function, including the compliance management system, and Altisource's compliance with legal and regulatory requirements and related risks, through regular reviews with both management and internal auditors. At least quarterly, the Compliance Committee reviews and discusses with management the Company's compliance with legal and regulatory requirements and compliance programs.

In addition, working closely with management, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company's governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring the Company's compensation policies and related risks.

The role of the Board of Directors in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer, Chief Administration and Risk Officer and other members of management having responsibility for assessing and managing the Company's risk exposure, and our Chairman, the Board of Directors and its Committees providing oversight of the management of these risks.

Corporate Responsibility and Sustainability

At Altisource, we are dedicated to improving the welfare of the communities in which we operate through social and other responsibility initiatives, such as our continued collaboration with Habitat for Humanity International ("Habitat") to help revitalize homes and communities. We believe that our commitment to corporate responsibility and community involvement is not only an expression of good corporate citizenship that aligns with our core value of enriching the communities in which we live and serve, but also strengthens our relationships with our customers and other stakeholders, contributing to the long-term success of our business.

In 2015, Altisource established a Corporate Responsibility Management Committee to (i) oversee policies, procedures and strategies regarding Corporate Responsibility; (ii) encourage social responsibility by and among the Company and our employees, as well as with our customers and in our communities; and (iii) monitor the Company's reputation, including with customers, community advocates and governance agencies. The Committee typically meets quarterly and is chaired by our Chief Administration and Risk Officer and includes our Chief Legal and Compliance Officer, Chief Revenue Officer and other key operational executives.

In 2018, Altisource and its employees dedicated their time or gave funds to build or renovate homes in the U.S. as part of the Company's alliance with Habitat, support an orphanage in India, enrich child education in the Philippines and alleviate poverty in Uruguay. We also continued to focus on increasing diversity among the vendors for certain of our businesses, with an estimated 21% of our 2018 spending on field vendors directed to those owned or operated by people of color, women, veterans and the disabled, exceeding our target of 15%. Beyond our existing sustainability practices in telecommuting, mass transit and other areas, the Corporate Responsibility Management Committee has also been implementing additional initiatives, including improved waste reduction and energy efficiency, and it has developed a sustainability report to report on these efforts.

Our Board of Directors provides oversight of our Corporate Responsibility Management Committee and receives regular updates on the effectiveness of the Corporate Responsibility program.

Board of Directors Compensation

Compensation Arrangements for Non-Management Directors

Altisource's director compensation program is designed to attract and retain highly qualified non-management directors. Our Compensation Committee believes that compensation for non-management directors should consist of both equity and cash to compensate members for their service on the Board of Directors and its committees and to align their interests with our shareholders.

In line with our philosophy that the interests of our Directors should align with the interests of our shareholders, and to encourage active membership, non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they serve are entitled to receive an award of shares of our common stock at the end of the applicable service year based on an award value approved by our shareholders. We determine the number of shares to be granted by dividing the award value by the average of the high and low prices of our common stock as reported on the NASDAQ Global Select Market on the first day of the service year.

For the 2017 to 2018 service year, our non-management Directors attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served and, as a result, each non-management Director received 5,762 shares of our common stock at the end of the service year, based on an award value of $110,000 divided by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on May 18, 2017 (the first day of the 2017 to 2018 service year).

In 2017, the Compensation Committee engaged our compensation consultant to conduct a director pay benchmarking study relative to our peer group at the time. The pay study concluded that the total compensation (cash and equity) for our non-management Directors was below the peer group median. Based on these findings and other factors, the Compensation Committee recommended submitting a proposal to our shareholders to increase the value of the annual equity award made to our non-management Directors from $110,000 to $120,000, and our shareholders approved this proposal at our 2018 annual meeting of shareholders.

For the 2018 to 2019 service year, our non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board and Committees on which they serve will receive 4,139 shares of common stock at the end of the service year, based on an award value of $120,000, divided by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on May 16, 2018 (the first day of the 2018 to 2019 service year), as approved by our shareholders at our 2018 annual meeting of shareholders. For the 2018 to 2019 service year, our non-management Director who will have served on the Board of Directors less than a full service year, Mr. Burg, will receive 2,642 shares at the end of the service year if he attends seventy-five percent (75%) of all meetings of the Board of Directors and committees on which he has served since joining the Board to the end of the service year based on an award value of $76,603 ($120,000 prorated to his start date). For the 2018 to 2019 service year, Mr. Kramer, having served on the Board of Directors less than a full service year and attended at least seventy-five percent (75%) of all meetings of the Board and Committees on which he served, was granted 1,134 shares upon his resignation from the Board based on an award value of $32,877 as of the grant date ($120,000 prorated to the number of days in the 2018 to 2019 service year that Mr. Kramer served as a Director).

In addition, in line with our philosophy that the interests of our Directors should be aligned with those of our shareholders, new non-management Directors are granted a one-time award of 500 shares of common stock, which are scheduled to vest in four (4) equal installments, with the initial portion vesting on the date of the annual meeting following the award and vesting continuing on the dates of the next three (3) annual meetings. Accordingly, on the date of his election, September 25, 2018, Mr. Burg received a one-time grant of 500 shares of common stock that will vest in four (4) installments each year on the date of our annual meeting of shareholders.

As approved by our shareholders at our 2016 annual meeting of shareholders, each non-management member of our Board of Directors also receives the following annual cash compensation, in quarterly installments:

  •
  a retainer of $54,000;
  •
  an additional $100,000 to the Chairman of the Board of Directors;
  •
  an additional $25,000 to the Audit Committee Chairman;
  •
  an additional $17,500 to the Compliance Committee Chairman;
  •
  an additional $15,000 to the Compensation Committee Chairman;
  •
  an additional $12,500 to the Nomination/Governance Committee Chairman;
  •
  an additional $10,000 to all Audit Committee members (other than the Audit Committee Chairman);
  •
  an additional $10,000 to all Compliance Committee members (other than the Compliance Committee chairman);
  •
  an additional $7,500 to all Compensation Committee members (other than the Compensation Committee Chairman); and
  •
  an additional $5,000 to all Nomination/Governance Committee members (other than the Nomination/Governance Committee Chairman).

The Company also pays for, or reimburses our Directors for, their reasonable travel, lodging, food and other expenses related to their attendance at Board, Committee or shareholder meetings or other corporate functions.

Certain Directors are also required to file Luxembourg tax returns in connection with the compensation that they receive as Directors of Altisource. In connection with this requirement, the Company is presenting a proposal at the Annual Meeting to ratify Altisource's payment of tax preparation services for any Luxembourg tax returns that must be filed by non-resident Directors as a result of their membership on the Board of Directors of Altisource. The cost of the tax preparation services is estimated to be 1,000 euros per year, per Director. Please see "Proposal Eight: Ratification Of Changes To Non-Management Directors' Compensation."

Non-Management Director Compensation for 2018

The following table summarizes (i) cash compensation earned by each non-management member of our Board of Directors who served as a Director during 2018, (ii) stock awards made to our non-management Directors in 2018 for their service in the 2017 to 2018 service year and (iii) any other compensation received in 2018. Our management Director does not receive an annual retainer or any other compensation for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Timo Vättö(3)	$184,000	$165,225	-	$349,225
Scott E. Burg(4)	$16,079	-	-	$16,079
Orin S. Kramer(5)	$49,476	$168,809	-	$218,285
W. Michael Linn	$94,000	$165,225	-	$259,225
Joseph L. Morettini(6)	$76,548	$168,809	-	$245,357
Roland Müller-Ineichen(7)	$98,199	$165,225	-	$263,424
(1)
Cash compensation for our non-management Directors is established on a "service year" basis running from one annual meeting of shareholders to the next annual meeting of shareholders, and is paid in equal installments at the end of each quarter during which the non-management Director served as a member of our Board of Directors. Certain Directors elect to receive their quarterly payments in currencies other than the U.S. dollar. Director compensation may be prorated for a Director serving less than a full one (1) year term, as in the case of a Director joining the Board of Directors after an annual meeting of shareholders but during the service year. This table shows the amounts earned for service in 2018, including amounts earned for service in the fourth quarter of 2018 and paid in the first quarter of 2019.

(2)
Non-management Directors who attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served for the 2017 to 2018 service year were entitled to receive an award of Altisource common stock at the end of such service year. The number of shares of common stock was determined by dividing $120,000 by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on the first day of the service year. This table shows the aggregate award date fair value of such shares on the date received in May 2018.

(3)
Mr. Vättö's cash compensation was paid in euros, using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 0.80977 euros to the U.S. dollar; for the second quarter, an exchange rate of 0.86257 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.85999 euros to the U.S. dollar and for the fourth quarter, an exchange rate of 0.88417 euros to the U.S. dollar. The amounts reported in the table above are the U.S. dollar amounts prior to conversion to euros.

(4)
Mr. Burg joined the Board of Directors effective September 25, 2018 and was appointed by the Board of Directors to the Compensation Committee and the Nomination/Governance Committee, effective November 12, 2018. These amounts reflect compensation for service from those dates.

(5)
Mr. Kramer resigned from the Board of Directors effective August 23, 2018.

(6)
On the date of his initial election, Mr. Morettini received a one-time grant of 500 shares of common stock, with an aggregate fair market value of $9,838. This award vests in four (4) equal installments beginning on the date of the 2018 annual meeting of shareholders and continuing on the dates of the next three (3) annual meetings of shareholders, subject to his continued service on the Board.

(7)
Mr. Müller-Ineichen's cash compensation was paid in Swiss francs for the fourth quarter using the exchange rate that was in effect on December 15, 2018 of 0.99741 Swiss francs to the U.S. dollar. The amounts reported in the table above are the U.S. dollar amounts prior to conversion to Swiss francs.

Minimum Stock Ownership Requirements

To further align our non-management Directors' interests with those of our shareholders, in February 2018, the Board of Directors adopted minimum stock ownership requirements for non-management Directors. Pursuant to these ownership requirements, each non-management Director is required to attain and maintain stock ownership at a level equal to three times his or her annual cash retainer. Each non-management Director has two years from the effective date of his or her initial appointment or from the date on which he or she first becomes subject to the policy, whichever is later, to comply with these requirements. Each of our Directors either currently meets the applicable minimum stock ownership requirements or is expected to come into compliance with these requirements within the period noted above. For information regarding the minimum stock ownership requirements applicable to our Chief Executive Officer, please see "Minimum Stock Ownership Requirement for the Chief Executive Officer" in our Compensation Discussion and Analysis. The minimum stock ownership requirements for our non-management Directors and Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are determined annually by our Board of Directors and generally serve at the discretion of our Board of Directors. None of our Directors or executive officers is related to any other Director or executive officer of Altisource by blood, marriage or adoption.

Name	Age(1)	Position
Kevin J. Wilcox	55	Chief Administration and Risk Officer
Michelle D. Esterman	46	Chief Financial Officer
Marcello Mastioni(2)	43	Chief Operating Officer
Gregory J. Ritts	50	Chief Legal and Compliance Officer
(1)
As of March 22, 2019

(2)
Mr. Mastioni became an executive officer as of December 14, 2018

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

Kevin J. Wilcox.    Mr. Wilcox serves as Chief Administration and Risk Officer of Altisource. Mr. Wilcox has served as Chief Administration Officer since August 2009 and as General Counsel from August 2009 through October 2014. Before joining Altisource, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen from May 2008. Mr. Wilcox also served as Senior Vice President of Human Resources and Corporate Services for Ocwen. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctor from the Florida State University College of Law.

Michelle D. Esterman.    Ms. Esterman has served as Chief Financial Officer of Altisource since August 27, 2018. She also served as Chief Financial Officer of Altisource from March 2012 to October 2017 and as Executive Vice President, Finance of Altisource from October 2017 to August 2018. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services for Deloitte since 2003, including a two year rotation with Deloitte Touche Tohmatsu, and in various positions within Deloitte & Touche LLP from 1996 to 2003. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Marcello Mastioni.    Mr. Mastioni has served as Chief Operating Officer of Altisource since March 2019. He previously served as President, Consumer Real Estate Marketplace since joining Altisource in August 2017. Prior to joining the Company, Mr. Mastioni served as Vice President and Managing Director of Europe, Middle East and Africa at HomeAway® from March 2013 to July 2017. He was also Director of Strategy and Business Development at Expedia® from June 2010 to March 2013. Mr. Mastioni served as Head of Retail and Consumer Goods Industries at the World Economic Forum and led operations for General Electric ("GE") in Europe, including those of GE's Digital Energy UPS business. He holds a master of science in industrial engineering and business administration from the Polytechnic University of Milan and a master of advanced studies in global leadership from Columbia, INSEAD and London Business School.

Gregory J. Ritts.    Mr. Ritts has served as Chief Legal and Compliance Officer of Altisource since February 2018 and has served as General Counsel since joining Altisource in October 2014. Before joining Altisource, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe, an advertising and communications group, beginning in June 2010. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctor from the University of Michigan Law School.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock by:

  •
  all persons known by Altisource to beneficially own five percent (5%) or more of the outstanding common stock;
  •
  each Director and Named Executive Officer (as defined in "Compensation Discussion and Analysis") of Altisource; and
  •
  all Directors and executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is based on an aggregate of 16,308,607 shares issued and outstanding as of March 22, 2019. Unless otherwise indicated in the footnotes below, the information is provided as of the record date, March 22, 2019.

Unless otherwise noted, the address of all persons below is: Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned(1)

Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,000,709	36.79%
Deer Park Road Management Company, LP(3)	3,076,210	18.86%
Putnam Investments, LLC(4)	1,436,106	8.81%
The Vanguard Group, Inc.(5)	1,289,395	7.91%
Leon G. Cooperman(6)	852,936	5.23%
Directors and Named Executive Officers:
Scott E. Burg(3)	3,076,210	18.86%
William B. Shepro(7)	777,275	4.66%
Kevin J. Wilcox(8)	404,068	2.45%
Michelle D. Esterman(9)	89,830	*
Gregory J. Ritts(10)	30,888	*
Roland Müller-Ineichen	28,879	*
W. Michael Linn(11)	28,530	*
Timo Vättö	24,179	*
Marcello Mastioni(12)	20,119	*
Joseph L. Morettini	5,887	*
All Directors and Executive Officers as a Group (10 persons)(13)	4,485,865	26.44%
*
Less than one percent (1%)

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power, as defined in the rules promulgated under the Exchange Act, or has the right to acquire such beneficial ownership within 60 days after March 22, 2019. Therefore, the table includes options to purchase shares of our common stock that are currently exercisable or will become exercisable within such 60-day period and restricted shares and restricted share units ("RSUs") that vest within 60 days. It does not include restricted shares that do not vest within such 60-day period and under which the holder has no voting rights until vested. With respect to shares, unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security for indebtedness by the Named Executive Officers or Directors.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on December 1, 2017, Mr. Erbey's holdings consist of 5,452,489 shares held by Salt Pond Holdings, LLC ("Salt Pond"), a United States Virgin Islands limited liability company, of which the members are the Christiansted Trust (as defined below), the Frederiksted Trust (as defined below) and Erbey Holding Corporation (as defined below); the Christiansted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey (Mr. Erbey's brother), Mrs. Erbey and Salt Pond are co-trustees (the "Christiansted Trust"); the Frederiksted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey and Salt Pond are co-trustees (the "Frederiksted Trust"); and Erbey Holding Corporation, Inc. ("Erbey Holding Corporation"), a Delaware corporation, wholly-owned by Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability company; and 548,220 shares of common stock held by Mrs. Erbey. Mr. Erbey's business address is P.O. Box 25437, Christiansted, United States Virgin Islands 00824.

(3)
Based on information contained in a Schedule 13D/A filed with the SEC on September 25, 2018 by Deer Park Road Management Company, LP ("Deer Park"), a limited partnership, on behalf of itself and Deer Park Road Management GP, LLC, Deer Park Road Corporation, Michael David Craig-Scheckman, AgateCreek LLC and Scott Edward Burg (collectively, the "Deer Park Reporting Persons") and a Form 4 filed with the SEC on September 27, 2018, Deer Park's holdings consist of 3,076,210 shares held for the account of the STS Master Fund, Ltd. ("STS Master Fund"). Based on information set forth in a Schedule 13D/A filed with the SEC on September 25, 2018, the Deer Park Reporting Persons share voting and dispositive power. Deer Park serves as investment adviser to STS Master Fund, an exempted company organized under the laws of the Cayman Islands. The business address of the Deer Park Reporting Persons is 1195 Bangtail Way, Steamboat Springs, Colorado 80487.

(4)
Based on information contained in a Schedule 13G/A filed jointly with the SEC on February 14, 2019 by Putnam Investments, LLC d/b/a Putnam Investments ("PI") and two of its wholly-owned subsidiaries, Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"), PI reports aggregate holdings of 1,436,106 shares held by funds managed by PIM, as to which sole dispositive power is claimed by PIM and PI. The mutual funds have voting power with respect to these shares. The business address of PI, PIM and PAC is 100 Federal Street, Boston, Massachusetts 02110.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2019 by The Vanguard Group, Inc. on behalf of itself and of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (the "Vanguard Entities"), The Vanguard Group, Inc.'s holdings include 10,918 shares as to which sole voting power is claimed; 900 shares as to which shared voting power is claimed; 1,278,843 shares as to which sole dispositive power is claimed; and 10,552 shares as to which shared dispositive power is claimed. Of these shares, 9,652 shares are beneficially owned by Vanguard Fiduciary Trust Company, and 2,166 shares are beneficially owned by Vanguard Investments Australia, Ltd., each of which is a wholly-owned subsidiary of The Vanguard Group, Inc. The business address of The Vanguard Entities is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(6)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2019, Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP and Equity LP (each as defined below and, collectively, the "Omega Entities"). Mr. Cooperman is the managing member of Omega Associates, L.L.C. ("Associates"), a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships known as Omega Capital Partners, L.P. ("Capital LP"), Omega Capital Investors, L.P. ("Investors LP") and Omega Equity Investors, L.P. ("Equity LP"). Consists of 50,000 shares owned by Mr. Cooperman; 433,062 shares owned by Capital LP; 113,385 shares owned by Investors LP; and 256,489 shares owned by Equity LP. Mr. Cooperman reports sole voting and dispositive power with respect to all of these shares. Mr. Cooperman's address is St. Andrew's Country Club, 7118 Melrose Castle Lane, Boca Raton, Florida 33496. The business address of the Omega Entities is 810 Seventh Avenue, 33rd Floor, New York, New York 10019.

(7)
Consists of options to purchase 342,400 shares exercisable on or within 60 days after March 22, 2019; 23,176 restricted shares scheduled to vest on or within 60 days after March 22, 2019; and 411,699 shares held by the William B. Shepro Revocable Trust (as to which Mr. and Mrs. Shepro share voting and dispositive power), of which 35,000 were purchased in the open market on April 29, 2015, 7,200 were purchased in the open market on March 22, 2016, 2,300 were purchased in the open market on March 29, 2016, 1,700 were purchased in the open market on May 2, 2016, 21,066 were purchased in a stock option exercise on August 19, 2016, 6,130 were purchased in the open market on November 4, 2016, 5,250 were purchased in the open market on February 21, 2017, 4,608 were purchased in the open market on February 24, 2017, 9,966 were acquired pursuant to the vesting of a restricted share award on April 15, 2017, 56,250 were purchased in a stock option exercise on September 1, 2017, 168,751 were purchased in a stock option exercise on February 9, 2018, 4,309 were acquired pursuant to the vesting of a restricted share award on April 7, 2018, 18,866 were acquired pursuant to the vesting of a restricted share award on April 15, 2018 and 13,205 were acquired pursuant to the vesting of an RSU award on February 12, 2019.

(8)
Consists of options to purchase 164,000 shares exercisable on or within 60 days after March 22, 2019; 7,839 restricted shares scheduled to vest on or within 60 days after March 22, 2019; and 232,229 shares, of which 18,000 were purchased in the open market on April 29, 2015, 8,130 were purchased in a stock option exercise on March 30, 2016, 1,700 were purchased in the open market on May 2, 2016, 22,999 were purchased in a stock option exercise on August 19, 2016, 3,610 were acquired pursuant to the vesting of a restricted share award on April 15, 2017, 39,167 were purchased in a stock option exercise on September 1, 2017, 117,501 were purchased in a stock option exercise on February 9, 2018, 1,005 were acquired pursuant to the vesting of a restricted share award on April 7, 2018, 6,834 were acquired pursuant to the vesting of a restricted share award on April 15, 2018 and 6,603 were acquired pursuant to the vesting of an RSU award on February 12, 2019.

(9)
Consists of options to purchase 77,230 shares exercisable on or within 60 days after March 22, 2019; 5,437 restricted shares scheduled to vest on or within 60 days after March 22, 2019; and 7,163 shares held jointly by Ms. Esterman and her spouse, Gregory F. Esterman, of which 2,553 were acquired pursuant to the vesting of a restricted share award on April 15, 2017, 603 were acquired pursuant to the vesting of a restricted share award on April 7, 2018, 3,206 were acquired pursuant to the vesting of a restricted share award on April 15, 2018 and 801 were acquired pursuant to the vesting of an RSU award on February 12, 2019.

(10)
Consists of options to purchase 22,343 shares exercisable on or within 60 days after March 22, 2019; 2,369 restricted shares scheduled to vest on or within 60 days after March 22, 2019; and 6,176 shares, of which 500 were purchased in the open market on March 21, 2016, 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2017, 266 were acquired pursuant to the vesting of a restricted share award on April 7, 2018, 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2018, 882 were acquired pursuant to the vesting of a restricted share award on July 27, 2018, 1,981 were acquired pursuant to the vesting of a restricted share award on November 13, 2018 and 573 were acquired pursuant to the vesting of an RSU award on February 12, 2019.

(11)
Includes 2,070 shares held by the W. M. Linn Trust, 580 shares held by S & S Agriculture & Oil, LP, a limited partnership in which Mr. Linn shares voting and dispositive power, 1,500 shares held by the William Michael Linn, Roth IRA and 233 shares held by William M. Linn, Simple IRA.

(12)
Consists of options to purchase 12,233 shares exercisable on or within 60 days after March 22, 2019 and 7,886 shares, of which 6,808 were acquired pursuant to the vesting of a restricted share award on August 1, 2018 and 1,078 were acquired pursuant to the vesting of an RSU award on February 12, 2019.

(13)
Includes 3,076,210 shares for which ownership is attributed to Scott E. Burg and also reported by Deer Park. As a result, the percentages of all beneficial owners in the table total more than 100%.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,440,566	$30.78	1,185,281

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent (10%) of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2018.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information regarding each of the following:

  •
  our compensation philosophy and the overall objectives of our executive compensation program;

  •
  our compensation governance practices;

  •
  our executive compensation review process;

  •
  the elements of our executive compensation program; and

  •
  the decisions made in 2018 and the first quarter of 2019 with respect to the compensation of each of our named executive officers identified below (the "Named Executive Officers").

Our Named Executive Officers for 2018 are:

Name	Position
William B. Shepro	Chief Executive Officer
Kevin J. Wilcox	Chief Administration and Risk Officer
Indroneel Chatterjee	Former Chief Financial Officer(1)
Michelle D. Esterman	Chief Financial Officer (former Executive Vice President, Finance)(2)
Marcello Mastioni	Chief Operating Officer(3)
Gregory J. Ritts	Chief Legal and Compliance Officer
(1)
Mr. Chatterjee held the position of Chief Financial Officer through August 26, 2018

(2)
Ms. Esterman held the position of Executive Vice President, Finance through August 26, 2018 and assumed the position of Chief Financial Officer effective August 27, 2018

(3)
Mr. Mastioni assumed the position of Chief Operating Officer effective March 21, 2019

Executive Compensation Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. We provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance and individual service longevity. The Compensation Committee evaluates both performance and compensation opportunities to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key executives remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance measured against established goals.

In determining executive compensation for fiscal year 2018, our Compensation Committee considered, among other factors, the shareholder support that the "Say-on-Pay" proposal received at our annual meeting of shareholders in 2018, with approximately eighty percent (80%) of voted shares supporting the Company's executive compensation structure, and continued to apply principles and a philosophy focused on pay-for-performance and the use of a compensation program designed to motivate the creation of shareholder value.

In furtherance of these principles and philosophy, in 2018, our Compensation Committee approved certain compensation changes in the following areas, including:

  •
  for our executives, beginning in 2018, changed the payout of any amounts earned under our annual incentive plan from one-hundred percent (100%) in cash to a maximum of seventy-five percent (75%) in cash, requiring executives to elect a minimum of twenty-five percent (25%) to a maximum of fifty percent (50%) of any amount earned to be received in equity that vests over two years;

  •
  for all other annual incentive-eligible employees, made a corresponding change to the payout of any amounts earned under our annual incentive plan from one-hundred percent (100%) cash to a maximum of ninety percent (90%) in cash, requiring employees to elect a minimum of ten percent (10%) to a maximum of thirty percent (30% of any amount earned to be received in equity that vests over two years; and

  •
  moving toward a more regular annual equity grant practice for our executive officers as part of our Long-Term Incentive Plan, with a significant portion thereof tied to the achievement of pre-determined performance metrics.

In 2019, as part of our continued focus on the above compensation philosophy and objectives, our Compensation Committee approved further compensation changes in the following areas:

  •
  beginning in 2019, changing the payout of any amounts earned by our executive officers under our annual incentive plan to sixty percent (60%) in cash and forty percent (40%) in equity that vests over two years, eliminating the feature allowing executives to choose the percentage paid in equity; and

  •
  moving to all performance-based awards for our executive officers in our Long-Term Incentive Plan beginning in 2019, with fifty percent (50%) of each award tied to the Company's achievement of adjusted earnings per share goals and relative shareholder return, each measured over a three-year performance period, and fifty percent (50%) tied to executives' achievement of a minimum performance level on their annual scorecards.

Compensation Governance Practices

Our compensation program maintains and continues to build upon the Company's compensation governance framework. In evaluating the design of our compensation program, our Compensation Committee considers whether such program discourages behavior that may result in unnecessary or excessive risk.

Key features of our compensation program and practices include:

  •
  Performance-Based Compensation.  Pay is highly linked to performance. Our 2018 incentive compensation awards make up a significant portion of the total compensation for each of our Named Executive Officers, including the majority of the compensation for our Chief Executive Officer, and are based on financial goals (e.g., service revenue, adjusted pre-tax income and/or adjusted diluted earnings per share ("EPS") targets), strategic initiatives, compliance, customer experience and organizational impact. In addition, the 2018 awards issued pursuant to our Long-Term Incentive Plan had a significant performance component, while we expect the 2019 awards issued pursuant to our Long-Term Incentive Plan will be fully performance-based.

  •
  Independent Compensation Consultant.  We typically use an independent compensation consultant to review, analyze and provide recommendations regarding executive compensation.

  •
  Minimum Stock Ownership Requirement for the Chief Executive Officer.  In February 2018, the Board of Directors instituted a requirement for our Chief Executive Officer that he beneficially own Altisource stock equal to at least three times his base salary.

  •
  Claw-Back Policy.  In February 2018, we voluntarily adopted a claw-back policy that provides that, in the event of an accounting restatement, the Company may seek to recoup incentive compensation paid to one or more executive officers to the extent that their fraud or intentional misconduct caused the restatement.

  •
  Restrictive Covenants.  With respect to equity grants made after January 1, 2013, we have the right to cancel outstanding equity awards and recover realized gains if an executive breaches certain restrictive covenants within two years following his or her departure from the Company.

  •
  Golden Parachute Excise Tax Protection.  We do not provide golden parachute excise tax gross-up protection for our executives.

  •
  Anti-Hedging and Anti-Pledging Policies.  Our Corporate Governance Guidelines prohibit our executive officers and directors from pledging or otherwise encumbering shares of the Company's common stock as collateral for indebtedness and from entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock. We also maintain a management directive detailing our trading window period policy and our insider trading policy, which contains similar prohibitions.

Our Executive Compensation Review Process

Role of Our Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program, including base salaries, non-equity and equity incentive compensation, equity awards, including those under our Long-Term Incentive Plan, and executive benefits. The Compensation Committee determines the compensation of our Chief Executive Officer and approves the compensation of other executive officers.

The Compensation Committee reviews the compensation of our Chief Executive Officer and other executive officers periodically to determine whether compensation changes are appropriate, and it may make changes to target total compensation opportunities from time to time. To make decisions that are informed by marketplace practices, the Compensation Committee, typically in consultation with its independent compensation consultant, conducts benchmarking analysis among peer companies that are comparable in size, industry and other attributes and that may compete with Altisource for qualified talent bi-annually. In evaluating executive compensation, the Compensation Committee also considers such factors as the executive's performance against pre-set targets for the year, the Company's overall performance against its pre-set targets in the environment in which the Company is operating, the performance of the Company's stock price compared to similar companies, the executive's experience and expertise, the executive's scope of responsibility and other factors such as retention.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation program. Our Chief Executive Officer and Chief Administration and Risk Officer generally attend Compensation Committee meetings, except that they are not present during any voting or deliberations on their own compensation. These executives actively participate in performance determinations and compensation discussions for other executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation. The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations. The Compensation

Committee generally delegates executive compensation matters to the Chief Executive Officer and the Chief Administration and Risk Officer for further development and execution following approval by the Committee.

In addition, the Compensation Committee has delegated authority to the Chief Executive Officer and the Chief Administration and Risk Officer to approve equity awards of up to 5,000 stock options or 5,000 restricted shares (or similar equity instrument) per employee (other than executive officers), with an exercise price of up to $50 per share and in an aggregate amount of up to 75,000 stock options or restricted shares (or similar equity instrument) per calendar year. Awards approved by these executives pursuant to this delegation are reported to the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee periodically engages an independent compensation consultant to provide compensation consulting services. With the consent of the Compensation Committee or Compensation Committee Chairman, the independent compensation consultant coordinates with the Company's human resources function to gather information necessary to provide these services and reviews, validates and provides input on information, programs and recommendations.

Among other services, from time to time the Compensation Committee engages its compensation consultant to review the peer group used to benchmark executive and director pay to ensure the comparisons remain meaningful and relevant. Consistent with this practice and considering the evolution of Altisource's business model, in 2017, the Committee engaged its compensation consultant, Exequity, to conduct an in-depth review of the companies in its peer group. Based on the compensation consultant's recommendation, the Compensation Committee approved removing five companies from the peer group and adding seven companies in response to the significant change at that time in Altisource's business model around our four strategic businesses. In 2018, in consultation with the compensation consultant, the Compensation Committee approved removing Nationstar Mortgage Holdings, Inc. ("Nationstar") and adding Mr. Cooper Group Inc., following WMIH Corp.'s acquisition of Nationstar on October 10, 2018 and a change in the combined company's name to Mr. Cooper Group Inc.

The group of 19 peer companies currently consists of:

  •
  Black Knight Financial Services, Inc.
  •
  CoreLogic, Inc.
  •
  CoStar Group, Inc.
  •
  Ellie Mae, Inc.
  •
  Everi Holdings, Inc.
  •
  ExlService Holdings, Inc.
  •
  FleetCor Technologies, Inc.
  •
  Genpact Ltd.
  •
  Jack Henry & Associates Inc.
  •
  Marcus & Millichap, Inc.
  •
  Mr. Cooper Group Inc.
  •
  PennyMac Financial Services, Inc.
  •
  Radian Group Inc.
  •
  RealPage, Inc.
  •
  Redfin Corporation
  •
  Stewart Information Services Corp.
  •
  Virtusa Corp.
  •
  WEX, Inc.
  •
  Zillow Group, Inc.

Utilizing an analysis similar to the director pay benchmarking study conducted by our compensation consultant that is described in "Compensation Arrangements for Non-Management Directors" above, in the first quarter of 2018, Exequity conducted a pay study to analyze the competitiveness of Altisource's executive pay levels relative to the pay levels for the companies in its peer group. In conducting its analysis, Exequity compared Altisource's positions to peer benchmarks in terms of base salary, target annual cash incentive opportunity, total target cash compensation, long-term incentive compensation and total direct compensation (target total cash compensation plus long-term incentives). Following its pay study, Exequity concluded that the total direct compensation for each of Altisource's top five executive officers was below the peer group's median level for comparable roles at peer-group companies, primarily as a result of lower equity compensation. The Compensation Committee considered the results of this pay study in determining the size of the 2018 equity grants awarded to these executives under the Company's 2017 Long-Term Incentive Plan. Please see "2018 Long-Term Incentive Plan Awards" in the "Equity Compensation" section below for further information regarding these grants.

Elements of Executive Compensation

The current annual compensation package for our Named Executive Officers primarily consists of three elements:

  •
  Base salary.  Base salary is intended to attract executives and to provide fixed compensation that is commensurate with the executive's scope of responsibility and effectiveness.

  •
  Annual incentive compensation.  Altisource's annual incentive compensation—which, beginning with the 2018 service year, is payable in a combination of cash and equity—is based on the achievement of Company performance targets and an assessment of the executive's impact on the organization. The annual incentive plan is designed to align the executive's compensation with the Company's strategic business and financial goals that increase long-term shareholder value.

  •
  Long-term equity compensation.  Long-term equity compensation focuses on the retention of high-performing executives and incenting the achievement of strategic business objectives designed to increase long-term shareholder value.

We believe that this compensation mix supports our objective of putting a large portion of compensation "at risk" based on Company performance. These elements of compensation are also designed to be consistent with competitive market practices and to attract and retain highly talented executives. Going forward, we expect to continue to emphasize performance-based long-term equity compensation because of (i) the direct link that equity compensation provides between shareholder interests and the interests of our executives and (ii) the employee retention characteristics that equity compensation provides considering our industry and business environment.

Base Salary

Base salaries for our Named Executive Officers are established based on individual qualifications and job responsibilities while using a market-based approach that takes into account compensation levels at companies in our peer group for similar positions. The Compensation Committee sets the base salary for the Chief Executive Officer and approves the base salaries for all other Named Executive Officers.

Base salaries for our Named Executive Officers are reviewed periodically, and adjustments may be made based on market information, internal review of the Named Executive Officer's compensation in relation to other executives, individual performance and corporate performance. Salary levels are also considered upon a relocation, a promotion or other change in job responsibility.

In addition, under article L.223-1 of the Luxembourg Labor Code, compensation owed pursuant to an employment agreement is required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. As previously disclosed, effective August 1, 2018, there was a required two and a half percent (2.5%) increase in compensation pursuant to this law. On these dates, the base salaries for our Named Executive Officers (other than Ms. Esterman, who does not reside in Luxembourg) and the incentive compensation targets for the Chief Executive Officer and the Chief Administration and Risk Officer were adjusted accordingly. There were no other changes to base salaries for our Named Executive Officers in 2018.

Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros (other than for Ms. Esterman, who resides in the U.S. and Mr. Mastioni, whose salary is set and paid in euros). Please see the Summary Compensation Table under "Executive Compensation" for additional information regarding the base salaries of our Named Executive Officers.

Annual Incentive Compensation

The following discussion provides a summary of the compensation of our Named Executive Officers under our annual incentive plan for performance during 2018, other than Mr. Chatterjee, who did not participate due to his resignation as Chief Financial Officer in August 2018. See the discussion of Mr. Chatterjee's compensation in "Compensation of Named Executive Officer Whose Employment Ended During 2018" below.

Overview

Pursuant to our annual incentive plan, a participant earns annual incentive compensation subject to award guidelines as determined by the Compensation Committee (payable in a combination of cash and equity).

In 2018, consistent with prior years, each Named Executive Officer had a targeted annual incentive award that is expressed as a percentage of his or her target total annual compensation. As previously reported, in order to better align with market practice, support the retention of our executives and more closely align executive compensation with shareholder interests, the annual incentive award program was amended in February 2018 to require executives to elect to have a minimum of twenty-five percent (25%), and up to a maximum of fifty percent (50%), of their annual incentive compensation, which was previously paid entirely in cash, paid in RSUs. Messrs. Shepro and Wilcox and Ms. Esterman each elected to receive fifty percent (50%) of their 2018 annual incentive compensation in cash and fifty percent (50%) in RSUs, Mr. Mastioni elected to receive sixty percent (60%) in cash and forty percent (40%) in RSUs and Mr. Ritts elected to receive seventy percent (70%) in cash and thirty percent (30%) in RSUs. Annual incentive compensation awards made up a significant portion of the target total annual compensation for each of our Named Executive Officers, including the majority of the compensation for our Chief Executive Officer.

In 2018, thirty-five percent (35%) to sixty percent (60%) of target total annual cash target compensation of our Named Executive Officers was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage is assigned to our Named Executive Officers based upon the nature and scope of their responsibilities.

The table below reflects the percentage of each executive's target and actual total annual compensation that was allocated to each of base salary and annual incentive compensation in 2018 and the percentage of actual total annual compensation for each executive that was allocated to each of base salary and annual incentive compensation in 2018:

Name	Base Salary % of Target Total Annual Compensation in 2018	Annual Incentive Compensation % of Target Total Annual Compensation in 2018	Base Salary % of Actual Total Annual Compensation in 2018	Annual Incentive Compensation % of Actual Total Annual Compensation in 2018(1)
William B. Shepro	40%	60%	34%	66%
Kevin J. Wilcox	50%	50%	44%	56%
Michelle D. Esterman	61%	39%	55%	45%
Marcello Mastioni	60%	40%	61%	39%
Gregory J. Ritts	65%	35%	59%	41%

(1)
Includes a grant of RSUs with an award value equal to twenty percent (20%) of the executive's 2018 earned incentive compensation. Please see "Other Equity Awards" for details.

Our annual incentive compensation is structured in a manner that is intended to motivate executives to achieve pre-established key performance indicators by rewarding executives for such achievement. As in prior years, this was accomplished in 2018 by utilizing a scorecard methodology that incorporates multiple performance indicators (typically with a substantial majority of the award tied to financial performance indicators) for our Named Executive Officers that are developed through our annual strategic planning process and designed to enhance Company performance and long-term shareholder value.

In 2018, our Named Executive Officers were also evaluated on their "Altisource Impact," which measured whether the executives created long-term shareholder value by collaborating across business units, developing strategic business ideas and implementing operational excellence and process improvements. Unlike the performance appraisal in prior years, this rating was not tied to a portion of the executive's target annual incentive opportunity; rather, a positive rating was a condition of the executive's eligibility to receive the portion of his or her incentive that is tied to overall Altisource corporate performance on revenue and adjusted diluted EPS.

Personal Scorecards of our Continuing Named Executive Officers

The corporate scorecard is approved annually by the Board of Directors and is used by the Compensation Committee to determine the personal scorecards of our Chief Executive Officer and other Named Executive Officers and, following the end of the performance period, the appropriate amount of incentive compensation awarded to these executives. During the development of the corporate scorecard each year, the Board considers the level of difficulty associated with the attainment of each goal in the corporate scorecard. The intent of the Board of Directors is to establish target levels in the scorecard that are ambitious but achievable. Subsequent amendments/exceptions to the corporate scorecard must also be approved by the Board of Directors. Typically, these amendments/exceptions to the corporate scorecard reflect adjustments deemed by the Board of Directors to be appropriate in light of changes to the business or other relevant factors during the year.

The Chief Executive Officer's personal scorecard is based on corporate level goals (comprising Altisource revenue, Altisource adjusted diluted EPS and compliance and customer experience targets) established in the corporate scorecard, while the scorecards for other Named Executive Officers are typically based on performance within their respective corporate, business or support units in addition to the corporate level goals.

In 2018, the components in each scorecard of our Named Executive Officers were weighted individually based on relevance to the ultimate financial performance of the Company and their achievement with respect to compliance and customer experience targets. Within each component of the scorecard, there were four (4) established levels of achievement: below threshold, threshold, target and outstanding. Each level of achievement was typically tied to a relative point on a percentage scale that indicates the level of goal achievement within each component of the scorecard. Generally, a below threshold level of achievement earned the executive zero percent (0%) of the target incentive compensation tied to such goal; a threshold level of achievement earned the executive fifty percent (50%) of the target incentive compensation tied to such goal; a target level of achievement earned the executive one hundred percent (100%) of the target incentive compensation tied to such goal; and an outstanding level of achievement earned the executive one hundred fifty percent (150%) of the target incentive compensation tied to such goal.

In 2018, the corporate scorecard goals were cascaded down through the organization to annual incentive-eligible employees in their personal scorecards, which are also linked to adjusted diluted EPS(1) targets and the achievement of our compliance and customer experience targets. The scorecards were communicated to all annual incentive-eligible employees and were made available to them, with updates generally provided monthly throughout the year. Performance against such scorecards is generally reviewed with management periodically through business reviews and after the end of each year. This incentive compensation structure is intended to align the goals of our annual incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective corporate, business or support units.

The 2018 corporate scorecard was approved by the Board of Directors in February 2018. Certain amendments to the corporate scorecard were approved at subsequent Board of Directors meetings. These amendments to the corporate scorecard reflected adjustments deemed by the Board of Directors to be appropriate in light of changes to the business or other relevant factors during the year. Such factors included, by way of illustration, (i) higher interest expense from the refinancing of the senior secured term loan which extended the maturity date from December 2020 to April 2024 and (ii) tightening of the acquisition criteria to incorporate the impact of the increasing interest rate environment and slowing rental appreciation. In evaluating whether to approve an amendment to the corporate scorecard, the Board of Directors considered the effect that such amendment would have on our Named Executive Officers' personal scorecards, and whether the rationale for the amendment was due to factor(s) beyond their control or was due to decisions taken in the overall best interests of the Company and its shareholders.

The Company's corporate scorecard for 2018 was simplified compared to prior years, with a significantly larger percentage of the personal scorecards of our Named Executive Officers tied to the achievement of financial targets and simplified goals, including consolidated service revenue and adjusted diluted EPS targets and business segment-specific service revenue and adjusted pre-tax income(2) targets. In addition, the corporate scorecard included specific goals linked to our compliance and customer experience objectives.

(1)
Adjusted diluted EPS (a non-U.S. GAAP measure is calculated by dividing net income attributable to Altisource after removing intangible asset amortization expense (net of tax), share-based compensation expense (net of tax), gain on sale of business (net of tax), sales tax accrual (net of tax), restructuring charges (net of tax), loss on debt refinancing (net of tax), goodwill write-off from business exit (net of tax), unrealized loss on investment in equity securities (net of tax), certain income tax related items, net and litigation settlement loss (net of tax), by the weighted average number of diluted shares.

(2)
Adjusted pre-tax income is calculated by removing non-controlling interests, intangible asset amortization expense, share-based compensation expense, gain on sale of business, sales tax accrual, restructuring charges, loss on debt refinancing, goodwill write-off from business exit, unrealized loss on investment in equity securities and litigation settlement loss from income before income taxes and non-controlling interests.

Overall, the Company achieved significant 2018 corporate scorecard goals, including those tied to adjusted diluted EPS, Consumer Real Estate Solutions adjusted pre-tax income, Chief Financial Officer Department expense, Chief Administration and Risk Officer Department expense, Law and Compliance Department expense and compliance and customer experience targets. Additional significant Company achievements included successfully (i) refinancing the senior secured term loan in April 2018, extending the maturity from December 2020 to April 2024, (ii) using $15.0 million received from the sale of the rental property management business to Front Yard Residential Corporation ("RESI") and $49.9 million to repay debt based on amounts received and anticipated to be received from the discontinuation of the BRS business to repay debt and (iii) launching Project Catalyst to better align the Company's cost structure with anticipated revenue and improve operating margins and performance. The Company also won several new large customer mandates, expanded key existing relationships and continued to develop the sales pipeline, positioning Altisource to grow non-Ocwen revenue and further diversifying our revenue base.

Among the goals applicable to our Named Executive Officers, the Company did not achieve (i) the company-wide service revenue goal and (ii) the Consumer Real Estate Solutions service revenue goal. The underperformance with respect to the company-wide service revenue goal was due to lower service revenue from the Origination Solutions, Real Estate Investor Solutions and the Consumer Real Estate Solutions businesses. These businesses were impacted by elongated timelines to close and onboard new business and the decision to discontinue the BRS and construction management businesses. Although the Consumer Real Estate Solutions business did not achieve its service revenue goal, this business did experience tremendous service revenue growth, growing by 82% in 2018 over 2017.

Our corporate scorecard for 2018, as amended, and corresponding achievement levels for our Named Executive Officers (excluding Mr. Chatterjee, who was not a participant in the plan as a result of his resignation as Chief Financial Officer) are detailed below. If these initiatives contain information related to our business operations and strategy that we deem highly sensitive, we do not disclose all of the specific performance measures and targets because we believe that such disclosure would result in competitive harm.

2018 Corporate Scorecard Elements
Levels of Achievement
Actual Level of Achievement(1)
Element		Threshold	Target	Outstanding
Achieve Altisource consolidated service revenue and adjusted diluted earnings per share targets(2):
i)
	Service revenue (applicable to the Chief Executive Officer ("CEO"), the Chief Administration and Risk Officer ("CARO"), the Chief Financial Officer ("CFO"), the Chief Legal and Compliance Officer ("CLCO") and the President, Consumer Real Estate Marketplace)	$780.3 million	$823.7 million	$910.4 million	$805.5 million—Threshold
ii)	Adjusted diluted earnings per share ("Adjusted EPS") (applicable to the CEO, the CARO, the CFO, the CLCO and the President, Consumer Real Estate Marketplace)	$1.86	$2.01	$2.15	$2.43—Outstanding
Achieve business unit / support unit service revenue and adjusted pre-tax income targets(2):
i)	Consumer Real Estate Solutions: service revenue target (applicable to the President, Consumer Real Estate Marketplace)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Threshold (93.17% of Budget)
ii)	Hubzu and REO Asset Management: service revenue target (applicable to the President, Consumer Real Estate Marketplace)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (95.82% of Budget)
iii)	Consumer Real Estate Solutions: adjusted pre-tax income target (applicable to the President, Consumer Real Estate Marketplace)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (95.71% of Budget)
iv)	Chief Administration and Risk Officer department: expense target(3) (applicable to the CARO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding (91.01% of Budget)
v)	Chief Financial Officer department: expense target(4) (applicable to Ms. Esterman in her role as CFO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (99.09% of Budget)
vi)	Law and Compliance department: expense target(3) (applicable to the CLCO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (96.41% of Budget)
Achieve compliance and customer experience targets		See compliance and customer experience goals below	See compliance and customer experience goals below	See compliance and customer experience goals below	See compliance and customer experience goals below

(1)
Unless otherwise noted, achieving below the threshold level of achievement did not earn the executive any incentive compensation; the threshold level of achievement earned the executive fifty percent (50%) of the target incentive compensation tied to such goal; the target level of achievement earned the executive one hundred percent (100%) of the target incentive compensation tied to such goal; and the outstanding level of achievement earned the executive one hundred fifty percent (150%) of the target incentive compensation tied to such goal.

(2)
The business segment goals are generally established such that the sum of all the business goals is equal to the corresponding goal at the Altisource consolidated corporate level.

(3)
These expenses exclude professional service fees in the Law and Compliance Department.

(4)
These expenses include Company-wide Facilities costs.

The elements of our compliance and customer experience goals and actual levels of achievements of our Named Executive Officers against such initiatives are set forth below.

2018 Compliance and Customer Experience Goals
Elements		Actual Level of Achievement
1.	Continue to enhance our Compliance Management System	CEO, CARO, CFO and CLCO—Outstanding President, Consumer Real Estate Marketplace—Target
2.	Improve customer experience	CEO, CARO, CFO and CLCO—Target(1) President, Consumer Real Estate Marketplace—Outstanding

(1)
This target level of achievement earned each executive one hundred thirteen point fifty-three percent (113.53%) of the target incentive compensation tied to the goal based on the predetermined parameters of the goal.

The 2018 personal scorecards for our Chief Executive Officer and other Named Executive Officers and their corresponding levels of achievement are as follows:

			Levels of Achievement
2018 Personal Scorecards
Name	%	2018 Scorecard Elements	Threshold	Target	Outstanding	Actual Level of Achievement
William B. Shepro, Chief Executive Officer	40.5%	Achieve Altisource consolidated service revenue target	$780.3 million	$823.7 million	$910.4 million	$805.5 million—Threshold
	49.5%	Achieve adjusted EPS target	$1.86	$2.01	$2.15	$2.43—Outstanding
	10.0%	Achieve the compliance and customer experience targets	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	131.77%(1)
Kevin J. Wilcox, Chief Administration and Risk Officer	40.5%	Achieve Altisource consolidated service revenue target	$780.3 million	$823.7 million	$910.4 million	$805.5 million—Threshold
	40.5%	Achieve adjusted EPS target	$1.86	$2.01	$2.15	$2.43—Outstanding
	9.0%	Achieve Chief Administration and Risk Officer department expense target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding (91.01% of Budget)
	10.0%	Achieve the compliance and customer experience targets	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	131.77%(1)
Michelle D. Esterman, Chief Financial Officer	40.5%	Achieve Altisource consolidated service revenue target	$780.3 million	$823.7 million	$910.4 million	$805.5 million—Threshold
	40.5%	Achieve adjusted EPS target	$1.86	$2.01	$2.15	$2.43—Outstanding
	9.0%	Achieve Chief Financial Officer department expense target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (99.09% of Budget)
	10.0%	Achieve the compliance and customer experience targets	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	131.77%(1)

(1)
The achievements against the compliance and customer experience targets were determined based on the weighted average achievement of the initiatives applicable to each executive.

			Levels of Achievement
2018 Personal Scorecards
Name	%	2018 Scorecard Elements	Threshold	Target	Outstanding	Actual Level of Achievement
Gregory J. Ritts, Chief Legal and Compliance Officer	27.0%	Achieve Altisource consolidated service revenue target	$780.3 million	$823.7 million	$910.4 million	$805.5 million—Threshold
	40.5%	Achieve adjusted EPS target	$1.86	$2.01	$2.15	$2.43—Outstanding
	22.5%	Achieve Law and Compliance department expense target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (96.41% of Budget)
	10.0%	Achieve the compliance and customer experience targets	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	131.77%(1)
Marcello Mastioni, Chief Operating Officer(2)	8.0%	Achieve Altisource consolidated service revenue target	$780.3 million	$823.7 million	$910.4 million	$805.5 million—Threshold
	12.0%	Achieve adjusted EPS target	$1.86	$2.01	$2.15	$2.43—Outstanding
	39.0%	Achieve Consumer Real Estate Solutions service revenue target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Threshold (93.17% of Budget)
	10.0%	Achieve Hubzu and REO Asset Management service revenue target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (95.82% of Budget)
	21.0%	Achieve Consumer Real Estate Solutions adjusted pre-tax income target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target (95.71% of Budget)
	10.0%	Achieve the compliance and customer experience targets	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	See compliance and customer experience goals 1 and 2	125.00%(1)

(1)
The achievements against the compliance and customer experience targets were determined based on the weighted average achievement of the initiatives applicable to each executive.

(2)
Mr. Mastioni's scorecard reflects his performance as President, Consumer Real Estate Marketplace.

Performance Appraisals

As noted above, in 2018, the eligibility for the Altisource portion of the incentive scorecard (Altisource Revenue and Altisource adjusted diluted EPS) was determined by each Named Executive Officer's impact at the corporate level for the service year based on an "Altisource Impact" evaluation that measured his or her effectiveness as to financial responsibility, cross-functional engagement and engagement in employee initiatives as well as the agile operating model. Unlike the performance appraisal in prior years, this rating was not tied to a portion of the executive's target incentive opportunity; rather, a positive rating was a condition of the executive's eligibility to receive the portion of his or her incentive that is tied to overall Altisource corporate performance.

The Compensation Committee reviewed the Altisource Impact Review for the Named Executive Officers considering the recommendation of the Chief Executive Officer and the Chief Administration and Risk Officer (except with respect to their own), which was based upon the Named Executive Officer's impact against the above factors, and it determined that each of our Named Executive Officers was eligible to receive the portion of his or her incentive that is tied to overall Altisource corporate performance.

2018 Annual Incentive Payout Determinations

The Chief Executive Officer's scorecard performance was determined by the Compensation Committee, taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration and Risk Officer, presented the personal scorecard performance to the Compensation Committee and made recommendations as to the incentive compensation for each executive (except for the Chief Administration and Risk Officer, whose performance was reviewed without the presence of such executive). The Compensation Committee evaluated the recommendations in light of the Company's overall performance and the executive's business unit or support unit's performance and made the final compensation award determinations for each executive. Annual incentive compensation was paid to our executives and other incentive-eligible employees following such determinations. Ms. Esterman's performance was reviewed for the full year 2018, during which she served as both Executive Vice President, Finance and Chief Financial Officer.

In instances where the Compensation Committee believes an executive's scorecard performance did not result in an incentive compensation amount that is reflective of the executive's efforts and accomplishments, the Compensation Committee may grant the executive an adjustment in recognition of his or her exceptional efforts and accomplishments during the period. Such adjustments to the 2018 corporate scorecard were granted for Ms. Esterman and Messrs. Mastioni and Ritts.

Pursuant to our 2018 annual incentive plan, we calculated payouts to our Named Executive Officers using the following formula:

Target Amount for Performance Against Personal Scorecard × Scorecard Performance Achievement %

The following table summarizes the basis for the calculation of the 2018 incentive awards for each of our current Named Executive Officers, using the formula described above:

		Performance Against Personal Scorecard
					2018 Incentive Award
	2018 Target Incentive Opportunity
		Target Amount	Achieve- ment %(1)	Earned Amount	Cash Portion	Equity Portion(2)	Total
William B. Shepro	$1,211,742	$1,211,742	107.68%	$1,304,804	$652,402	$652,402	$1,304,804
Kevin J. Wilcox	$479,948	$479,948	107.68%	$516,808	$258,404	$258,404	$516,808
Michelle D. Esterman	$280,000	$280,000	103.18%	$288,904	$144,452	$144,452	$288,904
Marcello Mastioni	$364,286	$364,286	85.00%	$309,643	$185,786	$123,857	$309,643
Gregory J. Ritts	$240,000	$240,000	109.93%	$263,832	$184,682	$79,150	$263,832

(1)
Percentage calculated based on achievement against the goals in the executive's personal scorecard outlined above.

(2)
Consists of RSUs awarded on February 25, 2019 upon determination of the annual incentive plan awards and scheduled to vest in two equal increments on the first two anniversaries of the grant date. These RSUs will be reported in the Summary Compensation Table under "Executive Compensation" in the proxy statement for the 2020 annual meeting based on the February 25, 2019 grant date.

Target incentive opportunities are set in U.S. dollars and, at the executive's discretion, the cash portion may be paid in U.S. dollars and/or in euros converted from U.S. dollars at the exchange rate on or around the date of payment. For 2018, the incentive compensation for Messrs. Shepro, Mastioni and Ritts was paid in euros, in whole or in part, using the exchange rate applicable on February 28, 2019. In addition, Mr. Mastioni elected to receive a portion of his incentive compensation in German DAX warrants that vest after six months from the issuance date. Please see the Summary Compensation Table under the "Executive Compensation" section below for additional details.

2019 Annual Incentive Compensation

The Company's 2019 key performance indicators have been developed, and the corporate scorecard was approved by the Board of Directors on January 29, 2019.

The corporate scorecard for 2019 includes (i) consolidated service revenue and adjusted diluted EPS targets and (ii) growth initiative or business segment specific service revenue and adjusted pre-tax income targets. For 2019, the personal scorecards of our Named Executive Officers will be tied to one or both of these financial targets. In addition, the corporate scorecard provides for the successful completion of strategic initiatives established to enhance long-term corporate and shareholder value. These strategic initiatives relate to (i) enhancing our compliance management system, (ii) improving customer experience and (iii) accomplishing other corporate level initiatives.

In the first quarter of 2019, the Compensation Committee also approved adjusting the payout methodology of our annual incentive plan beginning in 2019 to set the equity component (RSUs) at 40% of the total annual incentive payment for all executive officers. For the 2018 service year, the equity portion of the incentive award payouts was based on allocation elections made by participating employees, subject to certain parameters including a requirement that a minimum of twenty-five percent (25%) and a maximum of fifty percent (50%) of the annual incentive be paid in RSUs. This revised methodology reflects our continued shift towards an employee compensation structure that emphasizes pay for performance and annual incentive compensation paid with meaningful time-based equity grants (as opposed to all cash) to drive further alignment with shareholders and long-term retention for high performers.

Equity Compensation

2009 Equity Incentive Plan

Altisource provides long-term equity incentive opportunities for eligible employees, including our Named Executive Officers, under our 2009 Equity Incentive Plan. The Compensation Committee administers the 2009 Equity Incentive Plan, which was approved by our shareholders in 2009.

Equity awards are generally provided in the form of restricted shares, RSUs or stock options, with a significant portion of the grants generally tied to market criteria or other financial targets. Through the use of performance-based awards, the Compensation Committee endeavors to ensure that the receipt of significant equity-based compensation is conditioned on the Company's performance exceeding appropriate benchmarks to create shareholder value. The Compensation Committee also grants awards subject to time-based vesting to encourage retention and further align the recipients' interests with those of the shareholders of the Company.

Award agreements include a covenant not to disclose our confidential information. In addition, the award recipient is generally bound by non-competition and non-solicitation covenants, typically for a minimum period of two (2) years following the end of his or her employment with the Company.

To determine the level and type of equity awards for an executive, the Compensation Committee considers various factors, such as the individual's position, feedback from its independent compensation consultant, peer company benchmarking, scope of responsibility, ability to affect profits and shareholder value, individual performance, a review of the executive's existing long-term incentives, retention considerations and the value of the equity in relation to other elements of the individual executive's total compensation.

Equity Awards to our Named Executive Officers

In the first quarter of 2018 and first quarter of 2019, equity awards were made to each of our then-employed Named Executive Officers under the Company's Long-Term Incentive Plan, reflecting the Company's transition towards a more regular annual equity grant practice.

As detailed below, during this period, equity grants were also made from time to time to certain of our Named Executive Officers based on various factors, including attracting new talent, meeting special retention objectives or other reasons our Compensation Committee deemed appropriate.

2018 Long-Term Incentive Plan Awards

In February 2018, and as reported in our 2018 proxy statement, the Compensation Committee enhanced and simplified the design of our Long-Term Incentive Plan to a mix of performance-based stock options and time-based RSUs, with 50% of the award value targeted towards performance-based stock options and 50% of the award value targeted towards RSUs vesting over four years.

Upon grant, a recipient receives a target number of performance-based stock options, with the final number eligible for vesting determined by the level of performance achieved for the service year. Once that determination is made, the number of options is fixed, and they vest over four years based on continued employment. On May 15, 2018, as discussed above, the Board approved a change in the Corporate Budget. Based on these amendments in the Corporate Budget, the Compensation Committee approved aligning the 2018 Long-Term Incentive Plan performance hurdles to the amended Corporate Budget. Based on the actual level of achievement of the adjusted diluted EPS goal, it was determined in February 2019 that the performance-based stock options granted in 2018 were earned at two hundred percent (200%) of the initial target levels. The earned stock options vest in four equal increments on the first four anniversaries of the grant date (i.e., February 12, 2018).

The RSUs vest in four equal increments on the first four anniversaries of the grant date (i.e., February 12, 2018) and will be settled in shares or, at the Company's option, cash.

For both the performance-based stock options and the RSUs, vesting is subject to continued employment, except that certain awards may accelerate upon certain employment termination events.

The 2018 Long-Term Incentive Plan equity awards were approved for the following Named Executive Officers, as follows:

	Performance-Based Stock Options
			Time-Based Restricted Share Units
Name(1)	Target	Earned(2)
William B. Shepro	100,000	200,000	100,000
Kevin J. Wilcox	50,000	100,000	50,000
Michelle D. Esterman	8,658	17,316	4,957
Marcello Mastioni	11,132	22,264	6,373
Gregory J. Ritts	7,421	14,842	4,249
(1)
The target award value for all Executives was equivalent to their target incentive compensation. For the Chief Executive Officer and Chief Administration and Risk Officer, the Committee factored in additional considerations, including their level of outstanding unvested equity and a compensation survey conducted by their independent compensation consultant that suggested that total compensation for these executives was significantly lower than the peer group median, primarily due to relatively low levels of equity compensation.

(2)
Each executive vested at two hundred percent (200%) of the target amount based on the level of achievement as determined by the Compensation Committee in February 2019. The exercise price for the stock options is $24.82, the closing price of our common stock on the February 12, 2018 grant date.

The Compensation Committee chose this mix of awards because it believes that it appropriately balances performance and retention considerations and is consistent with our independent compensation consultant's guidance on market practices. The performance-based stock options align award recipients' interests with the interests of our shareholders because they vest based upon the achievement of performance targets and because the value of the awards is directly linked to our stock price appreciation. Time-based RSUs vest over four years; this long-term vesting period also aligns the award recipient's interests with the interests of our shareholders and creates a retention incentive.

2019 Long-Term Incentive Plan Awards

In March 2019, the Compensation Committee approved the 2019 Long-Term Incentive Plan. The Committee provided for the 2019 Long-Term Incentive Plan equity awards to be comprised equally of two types of performance-based RSUs—Type I and Type II.

Type I performance-based RSUs will vest in three equal annual increments on the first three anniversaries of the grant date, subject to the executive officer meeting a minimum performance level of 50% on his or her annual scorecard for the previous service year. Type I performance-based RSUs will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The award of Type II performance-based RSUs will be determined in a two-step process. In the first step, Type II performance-based RSUs will have the opportunity to vest based on the degree of achievement of pre-established goals tied to 2019-2021 adjusted earnings per share (a non-U.S. GAAP measure). Depending on performance versus the adjusted earnings per share goals, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) and up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, the Initial Award Size will be modified based on total shareholder return compared to the Russell 3000 stock market index during the performance period

(2019-2021), resulting in a final earned award equal to zero percent (0%) up to two hundred twenty-five percent (225%) of the initial target levels. Any earned Type II performance-based RSUs will vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The 2019 Long-Term Incentive Plan equity awards are designed to incent the achievement of adjusted earnings per share goals over a multi-year period, thereby supporting a long-term focus, and to further align executive compensation with shareholder interests by linking awards to stock-price appreciation over a multi-year period, as well as to better align with market practice and support the retention of our executives.

Based on the foregoing approvals, the 2019 Long-Term Incentive Plan equity awards were approved for our Named Executive Officers, as follows:

Name	Target 2019 Award Value	Performance-Based RSUs at Target–Type I(1)	Performance-Based RSUs at Target–Type II(1)
William B. Shepro	$1,229,230	24,548	24,548
Kevin J. Wilcox	$600,000	11,982	11,982
Michelle D. Esterman	$280,000	5,592	5,592
Marcello Mastioni	$383,040	7,649	7,649
Gregory J. Ritts	$240,000	4,793	4,793
(1)
Based on a price per share of $25.037, the average closing price of our common stock over the 30 trading days preceding the March 21, 2019 grant date.

Other Equity Awards

In February 2018, the Compensation Committee approved a program pursuant to which a one-time equity award would be issued to each of our Named Executive Officers upon a determination by the Compensation Committee of achievement by the Company of target adjusted diluted EPS (a non-U.S. GAAP measure) and the executive's achievement of a designated level of 2018 scorecard performance. In February 2019, the Compensation Committee determined that the performance objective and the designated level of 2018 scorecard performance for each of our Named Executive Officers were achieved. As a result, each of our Named Executive Officers received a grant of RSUs with an award value equal to twenty percent (20%) of the executive's 2018 earned annual incentive compensation, vesting in two equal increments on the first two anniversaries of the February 25, 2019 grant date, with an award value as summarized in the following table:

Name	Award Value	Number of RSUs
William B. Shepro	$260,961	10,983
Kevin J. Wilcox	$103,362	4,350
Michelle D. Esterman	$57,781	2,432
Marcello Mastioni	$61,929	2,606
Gregory J. Ritts	$52,766	2,221

This program was designed to help with the retention of these key executives and incent them to achieve the Company's ambitious adjusted diluted EPS target. This one-time equity award will be reported in the Summary Compensation Table under the "Executive Compensation" section in the proxy statement for the 2020 annual meeting based on the February 25, 2019 grant date of the award.

In November 2018, the Compensation Committee approved a one-time equity award of 15,000 RSUs to Mr. Mastioni, in connection with his performance and additional responsibilities related to the Company's Servicer Solutions business in addition to his responsibilities as the President of the Company's Consumer Real Estate business. These additional RSUs are scheduled to vest in three equal installments on the first, second and third anniversaries of the grant date.

Other Benefits

The Compensation Committee's policy with respect to employee benefit plans is to provide benefits to our employees, including our executive officers, comparable to benefits offered by companies of a similar size and circumstance to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Consistent with this policy, our Luxembourg-based executive officers are eligible to participate in the Company's international health and travel plan.

Relocation and Foreign Living Allowances

Since we are a Luxembourg company, our Named Executive Officers are generally based at our corporate headquarters in Luxembourg. This is consistent with our view that daily interaction of our leadership team at our headquarters helps us to efficiently develop and execute our strategic initiatives. Often the executive talent we seek to attract to Luxembourg is based elsewhere. Consistent with our overall compensation aim to attract and retain superior employees for key positions requiring relocation, to attract and appropriately incent our Named Executive Officers, we provide those who have relocated to Luxembourg with certain reasonable relocation and foreign living allowances and other benefits. These relocation and foreign living benefits are provided pursuant to the executive's employment agreement and relocation plan and may include housing allowances, personal use of company cars, settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related benefits such as tax preparation and tax equalization and/or normalization. Tax normalization is an expatriate benefit that compensates the executive for the excess income taxes paid relative to the income taxes the executive would be paying in his or her country of origin.

Please see the Summary Compensation Table under the "Executive Compensation" section for details regarding the relocation benefits received by each Named Executive Officer in 2018.

Minimum Stock Ownership Requirement for the Chief Executive Officer

The Compensation Committee has adopted a minimum stock ownership requirement applicable to our Chief Executive Officer, in line with its belief that the Chief Executive Officer should own particular amounts of stock to align his interests with the interests of our shareholders.

Pursuant to this requirement, the Chief Executive Officer is required to attain and maintain stock ownership at a level equal to three times his base salary, with vested options and restricted stock grants counting toward the satisfaction of this requirement. The Chief Executive Officer has two years from the effective date of his initial appointment as Chief Executive Officer or from the date on which he first becomes subject to the policy, whichever is later, to comply with this requirement. Our Chief Executive Officer currently meets the applicable minimum stock ownership requirement.

The minimum stock ownership requirements for our non-management directors and Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Amendments to Employment Agreements of Named Executive Officers

Gregory J. Ritts

On November 6, 2018 (the "Amendment Date"), Altisource S.à r.l., a subsidiary of the Company, entered into a Second Amended and Restated Employment Contract with Mr. Ritts, the Company's Chief Legal and Compliance Officer (the "New Employment Contract"), to effect certain amendments to his prior employment contract (the "Prior Employment Contract"). Unless otherwise stated, capitalized terms used below without definition have the meanings set forth in the New Employment Contract.

The New Employment Contract modifies the Prior Employment Contract to provide for certain payments and other benefits upon the occurrence of specified events. Specifically, the New Employment Contract provides that, (i) if Mr. Ritts' employment is terminated by Altisource S.à r.l. other than for Cause or by Mr. Ritts for Good Reason prior to September 24, 2020 or (ii) upon the occurrence of a Change of Control (each, a "Qualifying Event"), then, subject to his execution and non-revocation of a release agreement, he will be entitled to:

  •
  a lump sum cash payment equal to (i) twelve (12) months of his then-current base salary plus (ii) an amount equal to one (1) year's target annual incentive compensation; and

  •
  if a Qualifying Event occurs after October 1st of a calendar year and before the annual incentive compensation for such calendar year is paid, a lump sum cash payment for his annual incentive compensation for such year based on actual performance results.

In addition, upon a Qualifying Event, subject to his execution and non-revocation of a release agreement and notwithstanding anything to the contrary in the applicable award agreement, Mr. Ritts would be entitled to:

  •
  the immediate vesting of any then-outstanding unvested service-based stock options, service-based restricted shares and service-based restricted stock units granted prior to the Amendment Date (or the cash intrinsic value thereof); and

  •
  the vesting of any then-outstanding unvested market-based and performance-based stock option awards granted prior to the Amendment Date (or the cash intrinsic value thereof), if the relevant market or performance hurdles for such stock options have been met prior to the Qualifying Event or within ninety (90) days thereafter; provided that, with respect to any 2017 or 2018 awards issued under the Company's Long-Term Incentive Plan, the number of stock options that will vest shall be determined in accordance with the terms of Mr. Ritts' award agreement based on the degree of achievement of the performance goals set forth therein.

The New Employment Contract further provides that, if Mr. Ritts is still employed with Altisource or one of its affiliates on September 24, 2020, not serving a notice period and no Change of Control has occurred, he will receive a lump sum cash payment equal to twelve (12) months' then-current base salary plus one (1) year's target annual incentive compensation.

The payments and other benefits described above replace any severance amounts that were payable under his Prior Employment Contract. In conjunction with these potential payments and other benefits, the duration of Mr. Ritts' post-termination non-competition covenant was extended from one (1) to two (2) years.

The Compensation Committee approved the New Employment Contract in recognition of Mr. Ritts' strong performance as Chief Legal and Compliance Officer and General Counsel and the important role that he is expected to play for Altisource in various strategic initiatives.

Marcello Mastioni

On March 22, 2019, Mr. Mastioni's existing employment agreement with Altisource S.à r.l. was amended and restated for an indefinite term. The Compensation Committee approved the amended and restated employment agreement (the "Agreement") in order to reflect (i) Mr. Mastioni's March 21, 2019 appointment as Chief Operating Officer of the Company and (ii) changes to his base salary and target incentive compensation that took effect prior to his becoming an executive officer of Altisource. Pursuant to the Agreement, Mr. Mastioni will continue to receive an annual base salary of 504,300 euros, consistent with the base salary in effect at the time of his appointment. He will also have an annual incentive opportunity of 336,000 euros at the target performance level, payable in a combination of cash and equity. To the extent Long-Term Incentive Plan awards are approved for any service year for similarly situated executives, Mr. Mastioni will be eligible to participate and receive a target award value of 336,000 euros. If the Agreement is terminated by Altisource S.à r.l. other than for gross misconduct as described in article L.124-10 of the Luxembourg Labor Code or by Mr. Mastioni for Good Reason, Mr. Mastioni will be entitled to a payment equal to his current annual base salary. The terms of Mr. Mastioni's Amended and Restated Employment Agreement are otherwise substantially similar to those applicable to other Named Executive Officers.

Compensation of Named Executive Officer Whose Employment Ended During 2018

Indroneel Chatterjee

Indroneel Chatterjee served as Chief Financial Officer through August 26, 2018. Pursuant his employment agreement, negotiated in 2017, Mr. Chatterjee was eligible for an annual base salary of $475,000 and a target incentive opportunity for the 2018 service year of $475,000 under our annual incentive plan, with a minimum amount of $475,000 for the 2018 service year, subject to meeting performance expectations and continued employment through the payment date. In addition, the Compensation Committee approved a one-time cash bonus of $34,464, payable following the satisfactory completion of Mr. Chatterjee's first one (1) year of employment. During 2018, prior to termination of his employment agreement as discussed below, Mr. Chatterjee received total compensation of $850,780 consisting of $317,655 in Luxembourg base salary, $32,884 in U.S. compensation, $463,926 in 2017 incentive compensation paid in 2018, $18,880 for housing allowance, $8,270 for personal use of a company car and $9,165 for tax preparation services. Mr. Chatterjee did not receive any compensation pursuant to the 2018 incentive compensation plan due to the termination of his employment agreement as Chief Financial Officer as discussed below.

In addition, pursuant to his employment agreement, on February 12, 2018, Mr. Chatterjee received a grant of 22,186 restricted shares with an award value of $540,000, scheduled to vest over four years. This award was intended to compensate him for certain equity awards that were granted by his former employer and that he advised were forfeited by joining Altisource.

Mr. Chatterjee resigned his employment with Altisource S.à r.l., a subsidiary of the Company, on August 31, 2018 pursuant to a Mutual Consent to Termination of Employment Agreement and Full Release (the "Release Agreement"). At that time, Mr. Chatterjee accepted the role of Senior Vice President, New Business Initiatives and entered into a twelve (12) month employment agreement with another subsidiary of the Company, Altisource Solutions, Inc. ("ASI"), effective as of September 1, 2018 (the "ASI Employment Agreement"), which agreement is to be terminated as described below. Pursuant to the Release Agreement, Mr. Chatterjee released all claims against Altisource S.à r.l. and its affiliates, and Altisource S.à r.l. agreed to pay Mr. Chatterjee's reasonable relocation costs back to the United States not to exceed $20,000.

Pursuant to the ASI Employment Agreement, Mr. Chatterjee was to receive a base salary of $475,000 for a one-year period expiring on August 31, 2019 (the "Term"), of which he received $32,884 during 2018.

Further, subject to his compliance with the terms of the ASI Employment Agreement and his continued employment through the end of the Term or his prior resignation with notice, and contingent upon his execution of a release agreement, Mr. Chatterjee was to (i) receive a single lump sum payment of $237,500; (ii) retain unvested shares of restricted stock granted in October 2017, which were to continue to vest in accordance with the terms of the applicable award agreement, without regard to his continued employment on such vesting dates; and (iii) retain unvested shares of restricted stock granted in February 2018, which were scheduled to vest on or prior to February 12, 2020, without regard to his continued employment on such vesting dates. In addition to the benefits set forth in clauses (i) through (iii) hereof, if Mr. Chatterjee resigned with notice prior to the end of the Term and had otherwise complied with the terms of the ASI Employment Agreement, he was to receive a single lump sum payment equal to the lesser of (i) six months' base salary or (ii) base salary for the number of months remaining in the Term at the time of separation, subject to the execution of a release agreement. Further, the ASI Employment Agreement provided that Mr. Chatterjee would forfeit all outstanding stock options that were granted in October 2017.

On March 22, 2019, Mr. Chatterjee and ASI entered into a Separation Agreement and Release (the "Separation Agreement"), providing, upon Mr. Chatterjee's satisfactory completion of an exit interview, for the termination of the ASI Employment Agreement, payment of certain compensation to Mr. Chatterjee as described below, the settlement of certain disputes between the parties and a mutual release of claims. Pursuant to the Separation Agreement and subject to his compliance with the terms therein, Mr. Chatterjee will (i) receive cash payments through September 1, 2020 totaling $525,000, less amounts paid by Altisource for certain insurance premiums; (ii) retain 19,533 unvested shares of restricted stock granted in October 2017, which shall continue to vest in accordance with the terms of the applicable award agreement, but without regard to his continued employment on the applicable vesting dates; and (iii) retain 11,093 unvested shares of restricted stock granted in February 2018, which shall continue to vest without regard to his continued employment on the applicable vesting dates. In addition to the benefits set forth in clauses (i) through (iii) hereof, Mr. Chatterjee will receive certain health insurance benefits and Luxembourg tax preparation benefits.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included on pages 28 through 49 of this proxy statement.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Timo Vättö, Chairman Scott E. Burg, Director Joseph L. Morettini, Director Roland Müller-Ineichen, Director
April 8, 2019

Executive Compensation

Summary Compensation Table

The following table discloses compensation of our Named Executive Officers for fiscal years 2016, 2017 and 2018.

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)	Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
William B. Shepro	2016	$780,000		-	-	-		$819,000	$908,488		$2,507,488
Chief Executive	2017	$799,500		$1,500,000	$1,004,131	$1,010,405		$1,628,983	$711,582		$6,654,601
Officer	2018	$807,827	(6)	-	$2,434,000	$1,617,000	(7)	$652,402	$584,926	(8)	$6,096,155
Kevin J. Wilcox	2016	$450,000		-	-	-		$323,438	$362,435		$1,135,873
Chief Administration	2017	$465,833		$750,000	$234,283	$236,032		$632,758	$382,129		$2,701,035
and Risk Officer	2018	$479,947	(9)	-	$1,217,000	$808,500	(10)	$258,404	$1,016,818	(11)	$3,780,669
Michelle D. Esterman	2016	$420,000		-	-	-		$210,000	$246,575		$876,575
Chief Financial Officer(12)	2017	$430,306		$500,000	$140,562	$141,625		$374,500	$219,916		$1,806,909
	2018	$430,500		-	$120,653	$140,000	(13)	$144,452	$23,932	(14)	$859,537
Indroneel Chatterjee	2016	-		-	-	-		-	-		-
Former Chief Financial	2017	$113,944		$485,000	$529,344	$325,734		-	$28,438		$1,482,460
Officer(15)	2018	$350,539	(16)	-	$540,007	-		-	$36,315	(17)	$926,861
Gregory J. Ritts	2016	$425,000		$3,938	-	$188,241		$266,063	$133,422		$1,016,664
Chief Legal and	2017	$442,432		$23,125	$635,041	$200,196		$231,973	$148,581		$1,681,348
Compliance Officer	2018	$456,668	(18)	-	$103,421	$119,998	(19)	$184,682	$205,853	(20)	$1,070,622
Marcello Mastioni	2016	-		-	-	-		-	-		-
Chief Operating Officer(21)	2017	-		-	-	-		-	-		-
	2018	$586,614	(22)	-	$484,519	$180,004	(23)	$177,440	$153,284	(24)	$1,581,861
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the restricted share awards granted during each year presented. The value was determined by using the weighted average expense per award multiplied by the shares granted, as per the grant date.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value of awards granted during 2018 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We estimated the grant date fair value of stock option awards in 2018 using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-Based and Performance-Based Awards -Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2016	62%	-	$32.64	1.31%	6.00
2017	61% 67%	- -	$39.13 $39.13	2.29% 2.06%	7.50 6.00
2018	70%	-	$24.82	2.67%	6.25

Market-Based Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2016	62%	-	$32.64	0.25% - 1.57%	4.04 - 4.36
2017	71% 72%	- -	$27.65 $27.29	1.01% - 2.32% 1.02% - 2.35%	2.55 - 4.32 2.55 - 4.32
2018	n/a	n/a	n/a	n/a	n/a

(4)
Consists of the cash portion of annual incentive compensation related to performance measures satisfied in the year indicated and awarded in the first quarter of the following year.

(5)
Consists of payments made by Altisource to each Named Executive Officer pursuant to their respective employment agreements and relocation plans, including housing allowances, personal use of company car(s), settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related allowances as detailed in the footnotes below and in the "Relocation and Foreign Living Allowances" section of the Compensation Discussion and Analysis.

(6)
Mr. Shepro's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(7)
Represents February 12, 2018 award of 100,000 performance-based options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 Performance Criterion. On February 25, 2019, the Compensation Committee confirmed that the 2018 Performance Criterion was met at the outstanding level, and the 2018 performance-based stock options granted to the executive were earned at a level of 200% of the target award and began vesting in four equal installments commencing February 25, 2019. These stock options have an exercise price of $24.82.

(8)
Includes $160,886 for housing allowance, $41,708 for personal use of two company cars, $76,454 for education allowance, $20,997 for goods and services allowance, $24,919 for travel allowance, $43,907 for medical benefits, $204,567 for income tax normalization allowance for 2017 earnings, and $11,488 for tax preparation services. Mr. Shepro's other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018 of 0.8474 euros to the U.S. dollar.

(9)
Mr. Wilcox's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(10)
Represents February 12, 2018 award of 50,000 performance-based options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 Performance Criterion. On February 25, 2019, the Compensation Committee confirmed that the 2018 Performance Criterion was met at the outstanding level, and the 2018 performance-based stock options granted to the executive were earned at a level of 200% of the target award and began vesting in four equal installments commencing February 25, 2019. These stock options have an exercise price of $24.82.

(11)
Includes $129,422 for housing allowance, $12,420 for personal use of a company car, $20,997 for goods and services allowance, $12,881 for travel allowance, $14,166 for medical benefits, $815,824 for income tax normalization allowance for 2017 earnings and 2018 tax prepayments driven by higher 2017 earnings, and $11,108 for tax preparation services. Mr. Wilcox's other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018 of 0.8474 euros to the U.S. dollar.

(12)
Ms. Esterman served as the Company's Chief Financial Officer and was an "executive officer" for purposes of the Exchange Act until October 4, 2017 and then again effective August 27, 2018. The compensation provided in this Summary Compensation Table reflects her compensation for the year ended December 31, 2018, including compensation in her capacity as Executive Vice President, Finance.

(13)
Represents February 12, 2018 award of 8,658 performance-based options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 Performance Criterion. On February 25, 2019, the Compensation Committee confirmed that the 2018 Performance Criterion was met at the outstanding level, and the 2018 performance-based stock options granted to the executive were earned at a level of 200% of the target award and began vesting in four equal installments commencing February 25, 2019. These stock options have an exercise price of $24.82.

(14)
Includes $14,557 for income tax equalization allowance for 2017 and $9,375 for tax preparation services. Certain of Ms. Esterman's other compensation was paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018 of 0.8474 euros to the U.S. dollar.

(15)
Mr. Chatterjee joined the Company in 2017 and served as the Company's Chief Financial Officer and was an "executive officer" for purposes of the Exchange Act until August 26, 2018. The compensation provided in this Summary Compensation Table reflects his compensation through December 31, 2018, including compensation in his capacity as Senior Vice President, New Business Initiatives, a role he assumed on September 1, 2018.

(16)
Mr. Chatterjee's base salary through August 31, 2018 was set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.89 euros to the U.S. dollar. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(17)
Includes $18,880 for housing allowance, $8,270 for personal use of a company car and $9,165 for tax preparation services. Mr. Chatterjee's other compensation was generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018 of 0.8474 euros to the U.S. dollar.

(18)
Mr. Ritts' base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(19)
Represents February 12, 2018 award of 7,421 performance-based options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 Performance Criterion. On February 25, 2019, the Compensation Committee confirmed that the 2018 Performance Criterion was met at the outstanding level, and the 2018 performance-based stock options granted to the executive were earned at a level of 200% of the target award and began vesting in four equal installments commencing February 25, 2019. These stock options have an exercise price of $24.82.

(20)
Includes $28,320 for housing allowance, $31,734 for medical benefits, $43,046 for education allowance, $96,603 for income tax equalization allowance for 2016 and $6,150 for tax preparation services. Mr. Ritts' other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018 of 0.8474 euros to the U.S. dollar.

(21)
Mr. Mastioni joined the Company on August 1, 2017 and became an "executive officer" for purposes of the Exchange Act on December 14, 2018. The compensation provided in this Summary Compensation Table reflects his compensation for the year ended December 31, 2018, including compensation in his capacity as President, Consumer Real Estate Marketplace.

(22)
Mr. Mastioni's base salary is set and paid in euros. His base salary was converted to U.S. dollars using an exchange rate of 0.8474 euros to U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018.

(23)
Represents February 12, 2018 award of 11,132 performance-based options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 Performance Criterion. On February 25, 2019, the Compensation Committee confirmed that the 2018 Performance Criterion was met at the outstanding level, and the 2018 performance-based stock options granted to the executive were earned at a level of 200% of the target award and began vesting in four equal installments commencing February 25, 2019. These stock options have an exercise price of $24.82.

(24)
Includes $59,001 for housing allowance, $7,080 for a car allowance, $21,240 for goods and services allowance, $59,001 for tax assistance and $6,962 for tax preparation services. Mr. Mastioni's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2018 of 0.8474 euros to the U.S. dollar.

For more information regarding the elements of compensation paid to our Named Executive Officers, see "Compensation Discussion and Analysis" above.

CEO Pay Ratio Disclosure

As mandated by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we must disclose the annual total compensation of our median employee, the annual total compensation of our Chief Executive Officer William B. Shepro, and the ratio of these two amounts.

Altisource is geographically diverse, with a large majority of our employees located in jurisdictions other than the Company's Luxembourg headquarters, where our Chief Executive Officer is based. We identified our median employee using our global employee population as of December 31, 2018, which consisted of 6,128 employees, of which 4,106 employees (sixty-seven percent (67%) of our total employees) were based in India, 1,188 employees (nineteen percent (19%) of our total employees) were based in the United States, 683 employees (eleven percent (11%) of our total employees) were based in the Philippines, 130 employees (two percent (2%) of our total employees) were based in Uruguay and 21 employees were based in Luxembourg. This population consisted of our full-time and part-time employees, and excludes temporary employees.

To identify our median employee, our consistently applied compensation measure included the following elements, as permitted by SEC rules: base salary, cash incentive paid, equity awards, transportation, term life insurance, accidental insurance and medical insurance. We believe this measure reasonably reflects the annual compensation of our employees. Non-U.S. compensation was converted to U.S dollars using exchange rates of 0.8722 euros to the U.S. dollar for Luxembourg, 69.7675 Indian rupees to the U.S. dollar for India and 52.556 Philippine pesos for the Philippines, the applicable exchange rates on December 31, 2018 as disclosed by www.bloomberg.com/markets/currencies.

In addition, we used a publicly available cost of living adjustment (available here: www.numbeo.com/cost-of-living/) to adjust the compensation of employees in jurisdictions other than Luxembourg. After application of this cost of living adjustment, we have estimated that the annual compensation for 2018 of our median employee (who is based in India) was $31,111. Without the cost of living adjustment, the median employee had total compensation of $7,525.

The total compensation of our Chief Executive Officer in 2018, as reported in the Summary Compensation Table above was $6,096,155. This amount includes February 12, 2018 awards of service-based RSUs and performance-based options, with a grant date value of $4,051,000, the latter of which were scheduled to vest based upon the Company's achievement against the 2018 Performance Criterion. In February 2019, as noted in "2018 Long-Term Incentive Plan Awards" above, the Compensation Committee confirmed that based on the level of achievement of the 2018 Performance Criterion, the performance-based stock options were earned at two hundred percent (200%) of the initial target levels and will vest over time subject to continued employment.

Based on the methodology described above, we estimated our CEO Pay Ratio for 2018 to be 196:1 (810:1 without the cost of living adjustment) as calculated according to the regulations based on the 2018 total compensation reported in the Summary Compensation Table. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, and our unique employee distribution, the ratio may or may not be comparable to CEO pay ratios presented by other companies.

Grants of Plan-Based Awards for 2018

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation plan and our 2009 Equity Incentive Plan for the individuals named in the Summary Compensation Table.

									All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards
											Exercise or Base Price of Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
William B. Shepro	-		$302,936	$605,871	$908,807	-	-	-	-	-	-	-
	2/12/18	(2)	-	-	-	-	-	-	100,000	-	-	$2,434,000
	2/12/18	(3)	-	-	-	69,400	100,000	200,000	-	-	$24.82	$1,617,000
Kevin J. Wilcox	-		$119,987	$239,974	$359,961	-	-	-	-	-	-	-
	2/12/18	(2)	-	-	-	-	-	-	50,000	-	-	$1,217,000
	2/12/18	(3)	-	-	-	34,700	50,000	100,000	-	-	$24.82	$808,500
Indroneel Chatterjee	-		$118,750	$237,500	$356,250	-	-	-	-	-	-	-
	2/12/18	(4)	-	-	-	-	-	-	22,186	-	-	$540,007
Michelle D. Esterman	-		$70,000	$140,000	$210,000	-	-	-	-	-	-	-
	2/12/18	(2)	-	-	-	-	-	-	4,957	-	-	$120,653
	2/12/18	(3)	-	-	-	6,009	8,658	17,316	-	-	$24.82	$140,000
Marcello Mastioni	-		$109,286	$218,572	$327,857	-	-	-	-	-	-	-
	2/12/18	(2)	-	-	-	-	-	-	6,373	-	-	$155,119
	2/12/18	(3)	-	-	-	-	7,726	11,132	22,264	-	$24.82	$180,004
	11/12/18	(5)	-	-	-	-	-	-	15,000	-	-	$329,400
Gregory J. Ritts	-		$84,000	$168,000	$252,000	-	-	-	-	-	-	-
	2/12/18	(2)	-	-	-	-	-	-	4,249	-	-	$103,421
	2/12/18	(3)	-	-	-	5,150	7,421	14,842	-	-	$24.82	$119,998

(1)
These amounts represent the possible non-equity compensation that may have been earned by each respective executive officer in 2018 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. Performance that is below the threshold level generally results in no payout.

(2)
Granted pursuant to our 2018 Long-Term Incentive Plan and 2009 Equity Incentive Plan. The service-based RSU awards vest in four annual installments on the first, second, third and fourth anniversaries of the grant date.

(3)
Granted pursuant to our 2018 Long-Term Incentive Plan and our 2009 Equity Incentive Plan. The 2018 performance-based stock options were scheduled to vest based upon the Company's achievement against the 2018 Performance Criterion. In February 2019, the Compensation Committee confirmed that the 2019 Performance Criterion was met at the outstanding level and the 2018 performance-based stock options granted to the executive began vesting at 200% of the award. The grant-date fair value of the stock option awards is based on the target award.

(4)
Granted pursuant to our 2018 Long-Term Incentive Plan and 2009 Equity Incentive Plan. The time-based restricted share awards are scheduled to vest in four annual installments on the first, second, third and fourth anniversaries of the grant date.

(5)
Granted pursuant to our 2018 Long-Term Incentive Plan and 2009 Equity Incentive Plan. The time-based RSU awards are scheduled to vest in three annual installments on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2018 for the individuals named in the Summary Compensation Table.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)	Market Value of Unearned Shares That Have Not Vested
William B. Shepro	60,000	-		-		$23.80	5/19/2020	-		-	-	-
	120,000	-		-		$23.80	5/19/2020	-		-	-	-
	60,000	-		-		$23.80	5/19/2020	-		-	-	-
	52,400	-		-		$18.79	4/15/2025	-		-	-	-
	-	-		20,303	(6)	$39.13	4/7/2027	-		-	-	-
	-	-		100,000	(7)	$24.82	2/12/2028	-		-	-	-
	-	-		-		-	-	18,867	(8)	$424,319	-	-
	-	-		-		-	-	8,618	(9)	$193,819	-	-
	-	-		-		-	-	100,000	(10)	$2,249,000	-	-
Kevin J. Wilcox	30,000	-		-		$23.80	5/19/2020	-		-	-	-
	60,000	-		-		$23.80	5/19/2020	-		-	-	-
	30,000	-		-		$23.80	5/19/2020	-		-	-	-
	19,000	-		-		$18.79	4/15/2025	-		-	-	-
	-	-		2,842	(6)	$39.13	4/7/2027	-		-	-	-
	-	-		50,000	(7)	$24.82	2/12/2028	-		-	-	-
	-	-		-		-	-	6,833	(8)	$153,674	-	-
	-	-		-		-	-	2,011	(9)	$45,227	-	-
	-	-		-		-	-	50,000	(10)	$1,124,500	-	-
Indroneel Chatterjee	-	-		-		-	-	19,533	(11)	$439,927	-	-
	-	-		-		-	-	11,093	(12)	$249,482	-	-
Michelle D. Esterman	14,625	-		-		$60.76	3/12/2022	-		-	-	-
	29,250	-		-		$60.76	3/12/2022	-		-	-	-
	-	-		14,625	(13)	$60.76	3/12/2022	-		-	-	-
	4,688	1,562	(14)	-		$21.89	2/10/2025	-		-	-	-
	6,250	6,250	(15)	-		$21.89	2/10/2025	-		-	-	-
	-	-		6,250	(16)	$21.89	2/10/2025	-		-	-	-
	13,400	-		-		$18.79	4/15/2025	-		-	-	-
	-	-		1,706	(9)	$39.13	4/7/2027	-		-	-	-
	-	-		8,658	(7)	$24.82	2/12/2028	-		-	-	-
	-	-		-		-	-	4,833	(8)	$108,694	-	-
	-	-		-		-	-	1,207	(9)	$27,145	-	-
	-	-		-		-	-	4,957	(10)	$111,483	-	-

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)	Market Value of Unearned Shares That Have Not Vested
Gregory J. Ritts	7,500	-		-		$96.87	10/1/2024	-		-	-	-
	-	-		15,000	(17)	$96.87	10/1/2024	-		-	-	-
	-	-		7,500	(18)	$96.87	10/1/2024	-		-	-	-
	3,333	1,667	(19)	-		$32.64	8/29/2026	-		-	-	-
	-	-		3,333	(20)	$32.64	8/29/2026	-		-	-	-
	-	-		1,667	(21)	$32.64	8/29/2026	-		-	-	-
	7,800	-		-		$18.79	4/15/2025	-		-	-	-
	-	-		1,421	(9)	$39.13	4/7/2027	-		-	-	-
	-	-		3,333	(22)	$27.65	7/27/2027	-		-	-	-
	-	-		1,667	(23)	$27.65	7/27/2027	-		-	-	-
	-	-		7,421	(7)	$24.82	2/12/2028	-		-	-	-
	-	-		-		-	-	1,867	(8)	$41,989	-	-
	-	-		-		-	-	1,005	(9)	$22,602	-	-
	-	-		-		-	-	3,333	(24)	$74,959	-	-
	-	-		-		-	-	11,250	(25)	$253,013	-	-
	-	-		-		-	-	4,249	(10)	$95,560	-	-
Marcello Mastioni	6,667	13,333	(26)	-		$25.93	8/1/2027	-		-	-	-
	-	-		20,000	(27)	$25.93	8/1/2027	-		-	-	-
	-	-		10,000	(28)	$25.93	8/1/2027	-		-	-	-
	-	-		11,132	(7)	$24.82	2/12/2028	-		-	-	-
	-	-		-		-	-	20,000	(29)	$449,800	-	-
	-	-		-		-	-	6,373	(10)	$143,329	-	-
	-	-		-		-	-	15,000	(30)	$337,350	-	-

(1)
Options awarded for which the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded for which the performance hurdles have not been achieved.

(3)
The exercise price of each outstanding stock option of Altisource that was awarded prior to December 21, 2012 was adjusted to reflect the value of Altisource Asset Management Corporation ("AAMC") and RESI common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012.

(4)
Restricted shares and RSUs awarded but remain subject to additional service-based criteria.

(5)
Restricted shares and RSUs awarded for which the performance hurdles have not been achieved.

(6)
These service revenue stock options are scheduled to vest based on attaining a Company service revenue threshold in a calendar year during the period from 2017 through 2021. If the Company achieves $1.5 billion in service revenue in a calendar year prior to 2021, one hundred and fifty percent (150%) of the target amount of service revenue stock options shall vest on the anniversary of the grant date that immediately follows the calendar year in which such target amount was achieved; no additional service revenue stock options shall vest if the Company again achieves $1.5 billion in service revenue in a calendar year prior to 2021. If the Company does not achieve $1.5 billion of service revenue in a calendar year prior to 2021, the Committee will determine the percentage of service revenue stock options eligible for vesting based on the Company's 2021 levels of performance defined in the applicable award agreement. If the Company's performance is below a threshold level, no service revenue stock options shall be eligible to vest. If the Company's performance falls between pre-determined levels of performance, the percentage of service revenue stock options eligible for vesting will be determined using linear interpolation for performance that falls between such pre-determined levels. Service revenue stock options that are eligible for vesting based on 2021 pre-determined levels of performance will then vest on the fifth anniversary of the grant date (April 7, 2022), subject to continued employment except as otherwise set forth in the award agreements. Service revenue stock options that are determined not to be eligible for vesting will be cancelled and forfeited.

(7)
Represents February 12, 2018 award of performance-based options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against 2018 Performance Criterion. On February 25, 2019, the Compensation Committee confirmed that the 2018 Performance Criterion was met at the outstanding level and the 2018 performance-based stock options granted to the executive began vesting at 200% of the award.

(8)
Restricted shares vest on April 15, 2019.

(9)
Restricted shares vest in two (2) equal installments on April 7, 2019, and April 7, 2020.

(10)
RSUs vest in four (4) equal installments on February 12, 2019, February 12, 2020, February 12, 2021 and February 12, 2022.

(11)
Restricted shares which were scheduled to vest in four (4) equal installments on October 5, 2018, October 5, 2019, October 5, 2020 and October 5, 2021, but which were suspended. Certain shares will be released as part of the agreement settling certain disputes between Mr. Chatterjee and the Company. Please see "Compensation of Named Executive Officer Whose Employment Ended During 2018" in the Compensation and Discussion Analysis.

(12)
Restricted shares vest in two (2) equal installments on February 12, 2019 and February 12, 2020.

(13)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $182.28 and an annual rate of return of twenty-five percent (25%) over the exercise price, with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(14)
Options vested on February 10, 2019.

(15)
Options vest in two (2) equal installments on April 12, 2019 and April 12, 2020.

(16)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $65.67 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(17)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $193.74 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(18)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $290.61 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(19)
Options vest on August 29, 2019.

(20)
One-third of options vest upon Altisource achieving a stock price of $65.28 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(21)
One-third of options vest upon Altisource achieving a stock price of $97.92 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(22)
One-third of options vest upon Altisource achieving a stock price of $55.30 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(23)
One-third of options vest upon Altisource achieving a stock price of $82.95 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(24)
Restricted shares vest in two (2) equal installments on July 27, 2019 and July 27, 2020.

(25)
Restricted shares vest in three (3) equal installments on November 13, 2019, November 13, 2020 and November 13, 2021.

(26)
Options vest in two (2) equal installments on August 1, 2019 and August 1, 2020.

(27)
One third of options vest upon Altisource achieving a stock price of $51.86 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(28)
One third of options vest upon Altisource achieving a stock price of $77.79 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(29)
Restricted shares vest in two (2) equal installments on August 1, 2019 and August 1, 2020.

(30)
Restricted shares vest in three (3) equal installments on November 12, 2019, November 12, 2020 and November 12, 2021.

Option Exercises and Stock Vested During 2018

The following table provides information regarding the exercise of stock options and vesting of restricted stock awards during the fiscal year ended December 31, 2018 for our Named Executive Officers:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
William B. Shepro	168,751	(3)	$2,539,703	18,666	(4)	$482,026
	-		-	4,309	(5)	$112,422
Kevin J. Wilcox	117,501	(6)	$1,768,390	6,834	(7)	$174,609
	-		-	1,005	(8)	$26,220
Indroneel Chatterjee	-		-	-		-
Michelle D. Esterman	-		-	4,834	(9)	$123,509
	-		-	603	(10)	$15,732
Gregory J. Ritts	-		-	1,866	(11)	$47,676
	-		-	503	(12)	$13,123
	-		-	1,667	(13)	$56,395
	-		-	3,750	(14)	$85,650
Marcello Mastioni	-		-	10,000	(15)	$332,600
(1)
Value determined based on the actual market price of the Company's common stock at the time the stock options were exercised times the number of options exercised, minus the exercise price of $9.14 per share times the number of options. The shares of the Company's common stock received in connection with the stock option exercises were purchased and held.

(2)
Based on the actual market price of the Company's common stock at the time the stock awards vested.

(3)
168,751 shares were purchased with the exercise of 168,751 stock options awarded as part of the July 14, 2008 stock option grant that expired on July 14, 2018. Mr. Shepro elected to pay the exercise price of $9.14 per share and the taxes associated with all 168,751 exercised options and retain the resulting 168,751 shares.

(4)
18,866 shares were acquired as a result of the vesting of 18,866 restricted shares awarded as part of the April 15, 2015 restricted share award. Mr. Shepro elected to pay the taxes associated with all 18,866 shares and retain the resulting 18,866 shares.

(5)
4,309 shares were acquired as a result of the vesting of 4,309 restricted shares awarded as part of the April 7, 2017 restricted share award. Mr. Shepro elected to pay the taxes associated with all 4,309 shares and retain the resulting 4,309 shares.

(6)
117,501 shares were purchased with the exercise of 117,501 stock options awarded as part of the July 14, 2008 stock option grant that expired on July 14, 2018. Mr. Wilcox elected to pay the exercise price of $9.14 per share and taxes associated with all 117,501 exercised options and retain the resulting 117,501 shares.

(7)
6,834 shares were acquired as a result of the vesting of 6,834 restricted shares awarded as part of the April 15, 2015 restricted share award. Mr. Wilcox elected to pay the taxes associated with all 6,834 shares and retain the resulting 6,834 shares.

(8)
1,005 shares were acquired as a result of the vesting of 1,005 restricted shares awarded as part of the April 7, 2017 restricted share award. Mr. Wilcox elected to pay the taxes associated with all 1,005 shares and retain the resulting 1,005 shares.

(9)
3,206 shares were acquired as a result of the vesting of 4,834 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 1,628 shares were surrendered to pay for tax withholdings.

(10)
603 shares were acquired as a result of the exercise of 603 restricted shares awarded as part of the April 7, 2017 restricted share award. Ms. Esterman elected to pay the taxes associated with all 603 shares and retain the resulting 603 shares.

(11)
987 shares were acquired as a result of the vesting of 1,866 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 879 shares were surrendered to pay for tax withholdings.

(12)
266 shares were acquired as a result of the vesting of 503 restricted shares awarded as part of the April 7, 2017 restricted share award, of which 237 shares were surrendered to pay for tax withholdings.

(13)
882 shares were acquired as a result of the vesting of 1,667 restricted shares awarded as part of the July 27, 2017 restricted share award, of which 785 shares were surrendered to pay for tax withholdings.

(14)
1,981 shares were acquired as a result of the vesting of 3,750 restricted shares awarded as part of the November 13, 2017 restricted share award, of which 1,769 shares were surrendered to pay for tax withholdings.

(15)
6,808 shares were acquired as a result of the vesting of 10,000 restricted shares awarded as part of the August 1, 2017 restricted share award, of which 3,192 shares were surrendered to pay for tax withholdings.

Employment Agreements

Other than with Ms. Esterman, whose Luxembourg employment agreement terminated following her relocation to the United States, and Mr. Chatterjee, whose employment agreement will be terminated under the Separation Agreement, Altisource is party to Luxembourg employment agreements with each of our Named Executive Officers, as required by Luxembourg law. The employment terms of each agreement continue indefinitely until the executive ceases being a Luxembourg employee of Altisource. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive relocation and foreign living allowances, as well as benefits such as health insurance. Please see the "Relocation and Foreign Living Allowances" section and the Summary Compensation Table under the "Executive Compensation" section above for additional details.

In order to terminate the employment agreement, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labor Code. In the event of termination by the Company for "Cause" ("motifs graves," as defined in article L.124-10 of the Luxembourg Labor Code), no notice period is required. In addition, in the event of termination by the Company without "Cause" or, in some instances, resignation by the executive for "Good Reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive additional payments in accordance with article L.124-7 of the Luxembourg Labor Code if executive has been employed for more than five (5) years.

The agreements also include a covenant not to disclose our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by non-competition and non-solicitation covenants for a minimum period of one (1) year following the termination of the agreement. The agreements are governed, interpreted and performed pursuant to, and in accordance with, the laws of the Grand Duchy of Luxembourg.

Potential Payments Upon Termination or Change of Control

Below is a description of the amounts payable to each Named Executive Officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2018. Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As discussed above, our Chief Executive Officer and other Named Executive Officers have entered into employment agreements with the Company. Under these agreements, if employment is terminated as a result of the executive officer's retirement or disability or termination without cause, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States. If the Company terminates the employment of the executive officer other than for "Cause" ("motifs graves," as defined in L.124-10 of the Luxembourg Labor Code) and, in some instances, where employment is terminated for "good reason" (as defined in the applicable employment agreement) by the executive officer, the Company shall make a cash payment of between four (4) and twelve (12) months' base salary in addition to certain notice and additional payments required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. In the case of the Chief Executive Officer, Chief Administration and Risk Officer and Chief Legal and Compliance Officer, the Company shall also pay at least one (1) year of target incentive compensation in such instance. In the case of the Chief Operating Officer, the Company shall also pay one (1) year of base salary. Additionally, in the event that the Company terminates the employment of such executive officers other than for "Cause" after October 1 of the service year and before incentives are paid for the respective service year, these executive officers will be entitled to receive incentive compensation for such service year. If an executive officer is terminated by the Company for "Cause," the Company may terminate without notice and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

With respect to stock options, typically, upon termination of a Named Executive Officer's employment other than for "Cause," as defined by the applicable stock option agreement, or by reason of resignation, the executive officer will be entitled to retain any vested portion of prior awards granted and any unvested market-based options for which the vesting hurdles have already been achieved. Typically, the executive officer's right to retain any options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years. Upon termination of employment for "Cause," all vested and unvested stock options awarded pursuant to such agreement will be forfeited.

In addition, certain of the stock option agreements provide for accelerated vesting of service-based options. Typically, upon a Named Executive Officer's death, disability or, in some instances, retirement (as defined in the applicable stock option agreement), service-based options will immediately vest; provided however that, typically, the executive officer's right to the acceleration of options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least three (3) years in the case of retirement and two (2) years in other instances. Additionally, pursuant to certain of these agreements, if there is a corporate restructuring or a change of control transaction ("Transaction"), the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options. Under the terms of the stock option awards granted to our executive officers on and after April 15, 2015, in the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock options' intrinsic value or allow them to remain in place. Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise vested stock options pursuant to our stock option agreements.

With respect to restricted shares granted to our Named Executive Officers, in some instances if the executive officer's employment is terminated due to death or disability, unvested restricted shares shall immediately vest, subject to the requirement that the executive officer has been employed with the Company for a period of at least two (2) years on the date of death or disability. If the executive officer voluntarily resigns or his or her employment is terminated for "Cause," any unvested restricted shares will be forfeited. In some cases, if the Company terminates the executive officer's employment for reasons other than "Cause," as defined by the applicable award agreement, unvested restricted shares will vest within thirty (30) days of such termination. In addition, certain restricted share awards provide for the vesting of unvested restricted shares in the event of a transaction.

Except as specified above, any portion of an equity award not vested will generally be forfeited unless alternate arrangements are made at the discretion of the Compensation Committee.

The following table estimates and summarizes the potential payments and benefits that each of our Named Executive Officers employed by the Company as an executive officer as of December 31, 2018 would have received if their employment had been terminated on December 31, 2018 under each of the circumstances described below, excluding benefits ordinarily available to all employees (such as benefits mandated by Luxembourg law) and any relocation benefits that may be provided in connection with such termination. For information regarding the amounts paid or that will become payable to Indroneel Chatterjee, who served as the Company's Chief Financial Officer through August 26, 2018, please see "Compensation of Named Executive Officer Whose Employment Ended During 2018" in the Compensation and Discussion Analysis.

	William B. Shepro		Kevin J. Wilcox		Michelle D. Esterman		Marcello Mastioni		Gregory J. Ritts
Death or Disability
Accelerated vesting of options and restricted shares	$2,867,138	(1)	$1,323,402	(1)	$248,260	(1)	$930,479	(1)	$488,123	(1)
Retirement by the Named Executive Officer
Accelerated vesting of options	$2,345,909	(1)	$1,147,102	(1)	$125,982	(1)	$930,479	(1)	$228,701	(1)
Termination by the Company other than for "Cause"
Severance payment	$3,614,484	(2)	$1,593,920	(2)	-		€504,300	(3)	$1,003,113	(2)
Accelerated vesting of restricted shares	$1,083,478	(1)	$457,402	(1)	$150,121	(1)	$148,277	(1)	$203,242	(1)
Termination by the Named Executive Officer for "Good Reason" with ninety (90) days' notice, and failure by the Company to correct such "Good Reason" within ninety (90) days
Severance payment	$3,614,483	(2)	$1,593,920	(2)	-		€504,300	(3)	$1,003,113	(2)
Change of Control
Severance payment	-		-		-		-		$686,515	(4)
Accelerated vesting of options and restricted shares	$2,867,138	(5)	$1,323,402	(5)	$255,760	(5)	$930,479	(5)	$488,123	(5)

(1)
Represents amounts that would have been received in connection with the accelerated vesting of Altisource restricted shares and/or service-based options upon the occurrence of death, disability, retirement or termination by the Company other than for "Cause." For Mr. Mastioni, the amount assumes the Compensation Committee authorizes accelerated vesting despite having less than two (2) years of service as of December 31, 2018.

(2)
Represents one (1) year of base salary, plus one (1) year of target incentive compensation, plus actual incentive compensation that would have been earned for the 2018 service year. Pursuant to their employment agreements, Messrs. Shepro, Wilcox and Ritts are only entitled to receive actual incentive compensation earned in the event employment is terminated after October for the service year and before incentives are paid for such service year.

(3)
Represents one (1) year of base salary.

(4)
Represents one (1) year of base salary, plus one (1) year of target incentive compensation.

(5)
Represents amounts that would have been received in connection with the accelerated vesting of all Altisource restricted shares and options in the event the Compensation Committee authorizes the accelerated vesting of all options following a change of control or a restructuring.

Proposal Two: Appointment of Independent Registered Certified Public Accounting Firm and Certified Auditor

The Audit Committee of our Board of Directors has approved the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") as our independent registered certified public accounting firm for the year ended December 31, 2019, and the appointment of Atwell S.à r.l. ("Atwell") as our certified auditor (Réviseur d'Entreprises) for statutory accounts as required by Luxembourg law for the same period.

The Audit Committee further recommended that such appointments be submitted for approval by our shareholders at our Annual Meeting.

Representatives of Mayer Hoffman and Atwell will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM FOR 2019 AND ATWELL S.À R.L. AS OUR CERTIFIED
AUDITOR FOR THE SAME PERIOD

Report of the Audit Committee

As described more fully in our charter, the Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for the preparation and presentation of the Company's financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered certified public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and of the effectiveness of its internal control over financial reporting in accordance with the Standards of the PCAOB.

In connection with these responsibilities, the Audit Committee met with management and the independent registered certified public accounting firm to review and discuss the December 31, 2018 audited consolidated financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received written disclosures from the Company's independent registered certified public accounting firm, as required by the applicable requirements of the PCAOB, and discussed with the independent registered certified public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public certified accounting firm referred to above, and the Audit Committee's review of the representations of management, the Audit Committee recommended that the Board of Directors include the December 31, 2018 audited consolidated financial statements in Altisource's Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee: Roland Müller-Ineichen, Chairman W. Michael Linn, Director Joseph L. Morettini, Director Timo Vättö, Director

April 8, 2019

External Auditor Fees

The following table shows the aggregate fees billed to Altisource for professional services by Mayer Hoffman and Atwell in fiscal years 2017 and 2018:

Category	2017	2018
Audit Fees	$1,298,615	$1,652,758
Audit-Related Fees	—	—
Tax Fees	$102,840	$7,500
All Other Fees	$2,695	$16,211

Total	$1,404,150	$1,676,469	(1)
(1)
Represents $1,506,861 billed by Mayer Hoffman ($1,483,150 for audit fees, $7,500 for tax fees and $16,211 for other fees) and $169,608 billed by Atwell for audit fees. Fees billed by Mayer Hoffman and Atwell include statutory audits required for regulatory compliance purposes.

Audit Fees

This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2017 and 2018, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2017 and 2018 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees

This category includes the aggregate fees billed by the independent registered certified public accounting firm for fiscal years 2017 and 2018 for audit-related services that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees

This category includes the aggregate fees billed for fiscal years 2017 and 2018 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees

This category includes the aggregate fees billed for fiscal years 2017 and 2018 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by, and fees paid to, Mayer Hoffman in fiscal years 2017 and 2018, as applicable, and determined that such services and fees are compatible with their independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. In fiscal years 2017 and 2018, all services associated with the independent registered certified public accounting firm were pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated to him as described below.

Mayer Hoffman utilizes substantially all of its personnel, who work under the control of Mayer Hoffman shareholders, from wholly-owned subsidiaries of CBIZ, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee has pre-approved certain audit services, audit-related services and non-audit services to be performed by the independent auditors in its Pre-Approval Policy. Except for the services pre-approved pursuant to this policy, all permissible audit, audit-related, tax and non-audit services must be separately pre-approved by the Audit Committee or any member of the Audit Committee to whom such authority is delegated. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve all such services, except services related to the independent auditor's annual audit of the Company, which is subject to the specific pre-approval of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee for their ratification.

The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

Proposal Three: Approval of the Company's 2018 Statutory Accounts

Pursuant to Luxembourg law, the Luxembourg Annual Accounts and the Consolidated Accounts (the "Luxembourg Statutory Accounts") must be submitted each year to shareholders for approval at the Annual Meeting.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg generally accepted accounting principles and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg generally accepted accounting principles. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2018 reflect total assets of $1,143 million and a loss for the year then ended of $16.0 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2018, the Consolidated Accounts reflect IFRS total equity of $296.3 million and IFRS net loss for the year then ended of $6.9 million.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders at Altisource's registered office from May 6, 2019 until the conclusion of the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

Proposal Four: Receipt and Approval of the Directors' Reports for the Luxembourg Statutory Accounts and Receipt of the Supervisory Auditor's Report for the Luxembourg Annual Accounts

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year, provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

Luxembourg law also requires the Company's supervisory auditor (Commissaire aux Comptes) to provide an annual report confirming that the Company's Luxembourg Annual Accounts agree with the accounting records and documents of the Company.

The Directors' Reports for the year ended December 31, 2018 and the report of the supervisory auditor for the Luxembourg Annual Accounts for the same period will be available to shareholders from May 6, 2019 until the conclusion of the Annual Meeting at Altisource's registered office. Following shareholder approval of the Luxembourg Statutory Accounts, these reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2018 AND OF THE RECEIPT OF THE REPORT OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE LUXEMBOURG ANNUAL ACCOUNTS FOR THE SAME PERIOD

Proposal Five: Allocation of the Results in the Luxembourg Annual Accounts

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches ten percent (10%) of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold. As the Company had a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2018, no such allocation is required.

As of December 31, 2018, the Luxembourg Annual Accounts for Altisource reflect total assets of $1,143 million and a loss for the year then ended of $16.0 million. As noted in Proposal Three, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource's Luxembourg Annual Accounts unless such profits have been distributed to Altisource Portfolio Solutions S.A.

The Board of Directors proposes to allocate the loss of $16.0 million reflected in the Luxembourg Annual Accounts to reduce profit brought forward.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ALLOCATION OF THE RESULTS IN THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2018

Proposal Six: Discharge of the Directors and the Supervisory Auditor

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), shareholders must vote on whether to discharge Altisource's Directors for the performance of their mandate for the year ended December 31, 2018 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period. If the shareholders grant the discharge for the relevant period, shareholders will not be able to initiate a liability claim against such Directors and/or supervisory auditor in connection with the performance of their mandates for such period. However, such discharge will not be valid in certain instances as specified in article 461-7 of the Luxembourg Company Law. For fiscal year 2018, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE DISCHARGE OF EACH OF THE DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE FOR THE YEAR ENDED DECEMBER 31, 2018 AND THE DISCHARGE OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE PERFORMANCE OF HER MANDATE FOR THE SAME PERIOD

Proposal Seven: Ratification of Changes to Non-Management Directors' Compensation

Luxembourg law requires the Company to submit changes in non-management Directors' compensation to our shareholders for approval.

Certain Directors are required to file Luxembourg tax returns in connection with the compensation that they receive as Directors of Altisource. In connection with this requirement, the Company is presenting this proposal to ratify Altisource's payment of tax preparation services for any Luxembourg tax returns that must be filed by non-resident Directors as a result of their membership on the Board of Directors of Altisource. Such payment was approved by the Compensation Committee at its meeting on November 12, 2018. The cost of the tax preparation services is estimated to be 1,000 euros per year per Director. The Company believes that its payment of these tax preparation services is consistent with its philosophy of paying for, or reimbursing our Directors for, their reasonable expenses related to their Board service.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE
RATIFICATION OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION

Proposal Eight: Advisory Vote on Executive Compensation ("Say-on-Pay")

At our 2017 annual meeting of shareholders, our shareholders voted in favor of an annual frequency for advisory votes with respect to our executive compensation.

In light of this vote, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal, which gives shareholders the opportunity to approve or not approve, on an advisory (non-binding) basis, our pay program for Named Executive Officers as discussed in our Compensation Discussion and Analysis above.

As described in our Compensation Discussion and Analysis above, our executive compensation program is designed to attract, incent and retain our Named Executive Officers, who are critical to our success. Pursuant to these programs, the Company seeks to reward the Named Executive Officers for achieving strategic business goals designed to deliver long-term shareholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our Named Executive Officers.

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against the approval of the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information contained in the proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPANY'S
PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION
AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND ACCOMPANYING COMPENSATION
TABLES AND RELATED INFORMATION

Business Relationships and Related Person Transactions

The Board of Directors has adopted, as set forth within our written Code of Business Conduct and Ethics, certain policies and procedures for the review and approval of transactions in which a conflict of interest may arise. The Code of Business Conduct and Ethics is available at www.altisource.com. Any situation that potentially qualifies as a conflict of interest is to be disclosed to the Chief Legal and Compliance Officer to assess the nature and extent of any concern as well as the appropriate next steps. The Chief Legal and Compliance Officer will notify the Chairman of the Board of Directors or the Chairman of the Audit Committee, as appropriate, if any such situation requires Board of Directors or Audit Committee review.

The Audit Committee of the Board of Directors has adopted written policies and procedures to govern the review and approval of transactions involving Altisource and a Related Person. A "Related Person," as defined by SEC Regulation S-K, includes (i) any executive officers, directors and nominees for election as director of the Company or any of its subsidiaries; (ii) shareholders beneficially owning five percent (5%) or greater of the Company's outstanding stock or other equity securities; (iii) an immediate family member of any of the foregoing persons or (iv) an entity in which an individual identified in (i), (ii) or (iii) has a direct or indirect material interest. Pursuant to these policies, transactions with a Related Person that meet the threshold for disclosure under the relevant SEC rules ("Related Person Transactions") are to be approved by the Audit Committee. In considering a Related Person Transaction, the Audit Committee will consider relevant factors which may include (i) the reasons for the transaction; (ii) whether the transaction was initiated by the Company or the Related Person; (iii) the expected benefits to the Company; (iv) alternatives to the transaction; (v) whether the transaction is on terms comparable to those available to non-related third parties; (vi) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards in place to prevent such actual or apparent conflicts; (vii) whether the transaction includes appropriate contractual protections; (viii) whether the transaction was undertaken in the ordinary course of business of the Company; (ix) the overall fairness of the transaction to Altisource; and (x) any other information regarding the Related Person Transaction that would be material to investors in light of the circumstances of the transaction. The Audit Committee may also follow these procedures for transactions with Related Persons that do not meet the threshold for disclosure under the relevant SEC rules, where such transactions may present actual or potential conflicts of interests, or for transactions with related parties as defined by Financial Accounting Standards Board's Accounting Standards Codification Topic 850, Related Party Disclosure.

We have significant business relationships with and provide services to Ocwen and RESI. We also provide certain services to AAMC. Our largest shareholder William C. Erbey, owns or controls common stock in each of these companies.

As of December 31, 2018, based on public filings, Mr. Erbey reported beneficially owning or controlling approximately thirty-seven percent (37%) of the common stock of Altisource, approximately forty-five percent (45%) of the common stock of AAMC and less than five percent (5%) of the common stock of RESI. In addition, as of February 14, 2019, Deer Park, of which Director Scott E. Burg is Chief Investment Officer and Managing Partner, reported beneficially owning or controlling equity interests of approximately twelve percent (12%) of the common stock of RESI. As a result of these ownership interests in RESI and AAMC, and because AAMC is RESI's external manager, we currently disclose our transactions with these entities.

Historically, Altisource treated transactions between Altisource and Ocwen as Related Person Transactions based on Mr. Erbey's reported beneficial ownership or control of in excess of ten percent (10%) of the common stock of Ocwen. However, based on public disclosures, Mr. Erbey's beneficial ownership or control of Ocwen common stock was less than ten percent (10%) in January 2018. We determined in May 2018 that Mr. Erbey no longer held a direct or indirect material interest in Ocwen. In his public filing as of December 31, 2018, Mr. Erbey reported beneficially owning or controlling, approximately five percent (5%) of the common stock of Ocwen. Since we are not aware that any Related Person has a direct or indirect material interest in Ocwen, transactions with Ocwen were treated as Related Person Transactions for a portion of 2018, but are not currently treated as Related Person Transactions.

Ocwen

For the year ended December 31, 2018, the Company generated segment revenue from Ocwen of $431.6 million for the Mortgage Market, $0.5 million for the Real Estate Market and $5.3 million for Other Businesses, Corporate and Eliminations. Services provided to Ocwen during such period and reported in the Mortgage Market segment included real estate asset management and sales, residential property valuation, trustee management services, property preservation and inspection services, insurance services, mortgage charge-off collections and certain software applications. Services provided to Ocwen during such period and reported in the Real Estate Market included rental property management. Services provided to Ocwen during such period and reported in Other Businesses, Corporate and Eliminations included information technology infrastructure management. Altisource derived fifty-two percent (52%) of its revenues in 2018 directly from Ocwen and revenue earned from loans serviced by Ocwen when Ocwen engages us as the service provider.

The Company earns additional revenue related to the portfolios serviced and subserviced by Ocwen when a party other than Ocwen or the mortgage servicing rights ("MSR") owner selects Altisource as the service provider. For the year ended December 31, 2018, the Company recognized revenue of $47.1 million related to the portfolios serviced by Ocwen when a party other than Ocwen or the MSR owner selected Altisource as the service provider.

At times, we have used Ocwen's contractors and/or employees to support Altisource-related services. Ocwen also provides certain valuation services to Altisource. Ocwen generally bills us for these contractors and/or employees based on their fully-allocated cost. For the year ended December 31, 2018, Ocwen billed us $0.1 million for these items.

In 2018, we provided certain other services to Ocwen and Ocwen provided certain other services to us in connection with support services agreements. These services related to office facilities and related services. Billings for these services were generally based on the office rent per square foot and other facility-related costs. For the year ended December 31, 2018, we billed Ocwen $0.1 million for these items and Ocwen billed us less than $0.1 million for these items.

AAMC

We have an agreement with AAMC pursuant to which we may provide certain technology services, which we bill on a per-employee basis.

For the year ended December 31, 2018, we billed AAMC less than $120,000 under the services agreement, which is reflected in revenue in the consolidated statements of operations.

RESI

We have service agreements (including a master services agreement, waiver agreement, services letter and fee letter) to provide RESI with renovation and construction management, rental property management, real estate owned asset management, title insurance, settlement and valuation services. For the year ended December 31, 2018, we generated revenue of $21.9 million from RESI for services provided under these agreements. On August 8, 2018, we entered into an omnibus amendment amending the terms of the master services agreement, waiver agreement, services letter and fee letter (the "Omnibus Amendment"). The Omnibus Amendments provided for the sale of our rental property management business to RESI in exchange for aggregate consideration to Altisource of $18.0 million. Altisource received $15.0 million from

RESI upon signing the Omnibus Amendment and will receive a second installment payment of $3.0 million upon the earlier of a RESI change of control or August 8, 2023. Under the terms of the Omnibus Amendment, Altisource continued to provide property management services to RESI through 2018.

Altisource serves as RESI's exclusive provider of title insurance and escrow services for the four years following the date of the Omnibus Amendment. In addition to continuing to provide real estate owned ("REO") brokerage, auction and related services on any REO related to RESI's remaining legacy loan portfolio, under the terms of the Omnibus Amendment, Altisource will manage the disposition of approximately 150 rental assets from RESI's leased portfolio, including the referral of listings to local agents and coordinating the repair of rental properties to rent-ready condition.

Shareholder Proposals

Pursuant to SEC rules, any proposal that a shareholder desires to have included in our proxy materials relating to our 2020 annual meeting of shareholders must be received at our registered office no later than December 2, 2019. In addition to any shareholders' rights under the Luxembourg Company Law and the Company's Articles of Incorporation, for any proposal that is not submitted for inclusion in the proxy statement for the 2020 annual meeting of shareholders, but is instead sought to be presented directly at the 2020 annual meeting of shareholders, SEC rules permit the persons appointed as proxies to vote shares represented by valid proxies in their discretion if we (i) receive the proposal no later than February 15, 2020 and advise shareholders in the 2020 proxy statement about the nature of the matter and how the persons appointed as proxies intend to vote on such matter or (ii) receive notice of the proposal after February 16, 2020.

Notice of intent to present a proposal at the 2020 annual meeting of shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Any shareholder proposal must be sent by certified mail, return-receipt requested.

Annual Reports

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2018 was made available to shareholders on February 26, 2019. The annual report can be found on our website www.altisource.com under Investor Relations. We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the Annual Meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2018, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Other Matters

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2018 and this proxy statement will be made available to banks or brokers, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional cost.

The shares represented by all valid proxies will be voted in the manner specified. Where specific choices are not indicated, except with respect to "broker non-votes," each proxy received for the Annual Meeting will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" Proposal Two through Proposal Eight. Should any matter not described above be properly presented at the meeting, the persons appointed as proxies will vote according to their discretion.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your bank or broker may only deliver one (1) copy of this proxy statement and our 2018 annual report to multiple shareholders who share an address unless the bank or broker has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2018 annual report was sent may request a separate copy by contacting the Office of the Corporate Secretary by mail at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg, or by email at corporate.secretary@altisource.lu. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their bank or broker to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2018 annual report are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In addition, this proxy statement and our 2018 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future proxy statements and annual reports electronically by following the instructions on your proxy cards. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you no longer wish to receive materials electronically. If you hold your common stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 3:59 p.m. Eastern Time on May 19, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 3:59 p.m. Eastern Time on May 19, 2019. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E59765-Z74834 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ALTISOURCE PORTFOLIO SOLUTIONS S.A. 1. Election of Directors For Against Abstain The Board of Directors recommends that you vote FOR the following nominees: ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Scott E. Burg 4. Proposal to receive and approve the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2018 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period Proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2018 Proposal to discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2018 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period ! ! ! ! ! ! ! ! ! 1b. Joseph L. Morettini 1c. Roland Müller-Ineichen 5. 6. 1d. William B. Shepro The Board of Directors recommends that you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! 7. Proposal to ratify changes to non-management Directors' compensation as disclosed in the proxy statement 2. Proposal to approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2019 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period 8. Proposal to approve, on an advisory (non-binding) basis, the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay") 3. Proposal to approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2018 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2018 NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof. ! ! ! ! For address changes and/or comments, please check this box and write them on the back where indicated. YesNo ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. E59766-Z74834 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2019, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder(s) hereby appoint(s), as proxy, William B. Shepro and Kevin J. Wilcox, or either of them (the "Proxies"), with full powers of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Altisource Portfolio Solutions S.A. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Monday, May 20, 2019, at 9:00 a.m. Central European Time and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees to the Board of Directors; FOR the approval of the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2019 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period; FOR the approval of Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2018 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2018; FOR the receipt and approval of the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2018 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; FOR the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2018; FOR the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2018 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; FOR the ratification of changes to non-management Directors' compensation as disclosed in the proxy statement; FOR the approval, on an advisory (non-binding) basis, of the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay"); and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy may be revoked at any time prior to the time it is voted at the Annual Meeting. The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 20, 2019, or any adjournment or postponement thereof, and a Proxy Statement for the Annual Meeting prior to the signing of this proxy. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be dated and signed on the reverse side Address Changes/Comments: